Exhibit 10.6

CONFIDENTIAL

Execution Version

ANNEX C

LICENSE AGREEMENT

by and between

Plexxikon Inc.

and

KIQ LLC

dated as of May 27, 2020

TABLE OF CONTENTS

(continued)

EXHIBITS
Exhibit A:	Licensed Molecules
Exhibit B:	Licensed Know-How; Materials Supplied
Exhibit C:	Licensed Patents
Exhibit D:	Development Plan
Exhibit E:	Exceptions to Representations and Warranties of Plexxikon

SCHEDULES

Schedule 1.89	Plexxikon Development and Manufacturing Agreements
Schedule 1.117	Transition Plan

LICENSE AGREEMENT

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

This LICENSE AGREEMENT (this “Agreement”) is entered into as of May 27, 2020 (the “Effective Date”) between Plexxikon Inc., a California corporation with an address of 91 Bolivar Drive, Berkeley, CA 94710 (“Plexxikon”), and KIQ LLC, a Delaware limited liability company with an address of 2001 Market Street, Suite 2500, Philadelphia, PA 19103 (“Licensee”). Plexxikon and Licensee are each referred to herein by name or as a “Party” or, collectively, as the “Parties”.

RECITALS

WHEREAS, Plexxikon has developed the molecules PLX9486 and PLX0206 (defined in more detail below as the “Plexxikon Molecules”) for the treatment of certain cancers.

WHEREAS, the Parties desire to enter into this Agreement, pursuant to which Licensee wishes to obtain, and Plexxikon wishes to grant, an exclusive license under the Licensed IP (as defined below) with respect to the Licensed Molecules and Licensed Products in the Territory (each, as defined below) on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms shall have the respective meanings set forth below.

1.1 “Accounting Standards” means: (a) United States Generally Accepted Accounting Principles (“GAAP”); or (b) to the extent that a Party adopts International Financial Reporting Standards (“IFRS”), IFRS, in either case, consistently applied.

1.2 “Acquiring Entities” is defined in Section 1.21 (Control).

1.3 “Acquisition Transaction” is defined in Section 1.21 (Control).

1.4 “Affiliate” means any Person which, directly or indirectly through one (1) or more intermediaries, controls, is controlled by, or is under common control with a Party. For purposes of this Section 1.4 (Affiliate) only, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a Person means: (a) direct or indirect ownership of fifty percent (50%) or more of the voting securities or other voting interest of any Person (including attribution from related parties); or (b) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of such Person, whether through ownership of voting securities, by contract, as a general partner, as a manager, or otherwise.

1.5 “Agreement” is defined in the Preamble.

1.6 “Annual Net Sales” means, on a Licensed Product-by-Licensed Product basis, total Net Sales in the Territory of such Licensed Product in a particular Calendar Year, calculated in accordance with Accounting Standards.

1.7 “Applicable Law” means all applicable laws, statutes, rules, regulations, orders, judgments, or ordinances having the effect of law of any national, multinational, federal, state, provincial, county, city, or other political subdivision, including, to the extent applicable but without limitation, GCP, GLP, and GMP, as well as all applicable data protection and privacy laws, rules, and regulations, including, to the extent applicable, the United States Department of Health and Human Services privacy rules under the Health Insurance Portability and Accountability Act (HIPAA) and the Health Information Technology for Economic and Clinical Health Act (HITECH) and the EU Data Protection Directive (Council Directive 95/46/EC) and applicable laws implementing the EU Data Protection Directive and the General Data Protection Regulation (2016/679).

1.8 “Auditor” is defined in Section 7.6.2 (Audit Rights).

1.9 “Business Day” means a day on which banking institutions in New York City, New York, are open for business, excluding any Saturday or Sunday.

1.10 “Calendar Quarter” means each of the three (3) month periods ending March 31, June 30, September 30, and December 31; provided, that: (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first complete such three (3) month period thereafter; and (b) the final Calendar Quarter of the Term shall end on the last day of the Term.

1.11 “Calendar Year” means the period beginning on the Effective Date and ending on December 31 of the calendar year in which the Effective Date falls, and thereafter each successive period of twelve (12) consecutive calendar months beginning on January 1 and ending on December 31; provided, that the final Calendar Year of the Term shall end on the last day of the Term.

1.12 “Clinical Trial” means any human clinical trial of a Licensed Product.

1.13 “Code” is defined in Section 12.4.2 (Termination of Bankruptcy).

1.14 “Combination Product” is defined in Section 1.79 (Net Sales).

1.15 “Commercialization” means any and all activities directed to the commercialization of a product, including marketing, detailing, promotion, market research, distributing, order processing, handling returns and recalls, booking sales, customer service, administering, and commercially selling such product, importing, exporting, and transporting such product for commercial sale, and seeking Pricing Approval of a product (if applicable), whether before or after Regulatory Approval has been obtained, as well all regulatory compliance with respect to the foregoing. For clarity, “Commercialization” does not include: (a) Manufacturing; or (b) any Clinical Trials and other trials commenced after Regulatory Approval. When used as a verb, “Commercialize” means to engage in Commercialization.

1.16 “Commercially Reasonable Efforts” means, with respect to a Party in relation to an obligation under this Agreement with respect to a Licensed Product, such efforts that are consistent with the efforts and resources normally used by a comparable biotechnology company in the performance of such an obligation for a similar pharmaceutical or biological product (including the research, development, manufacture, and commercialization of a pharmaceutical or biological product), as applicable, at a similar stage in its research, development, or commercial life as such Licensed Product, and that has commercial and market potential similar to such Licensed Product, taking into account issues of intellectual property coverage, safety and efficacy, stage of development, product profile, competitiveness of the marketplace, proprietary position, any issues regarding CMC and the ability to manufacture the Licensed Product, regulatory exclusivity, anticipated or approved labeling, present and future market and commercial potential, the likelihood of receipt of Regulatory Approval, profitability (including pricing and reimbursement status achieved or likely to be achieved), the existence and developmental stages of alternative products and programs, and legal issues. Commercially Reasonable Efforts shall be determined on a country-by-country basis for a particular Licensed Product and is expected to change over time, reflecting changes in the status of such Licensed Product and the markets or countries involved.

1.17 “Committee” is defined in Section 3.6.1 (JRC Membership).

1.18 “Competing Infringement” is defined in Section 8.3.1 (Enforcement).

1.19 “Confidential Information” means, with respect to a Party, all confidential or proprietary information, including chemical or biological materials, chemical structures, commercialization plans, correspondence, customer lists, data, development plans, formulae, improvements, Inventions, Know-How, processes, regulatory filings, Regulatory Materials, reports, strategies, techniques, or other information, in each case, that are disclosed by or on behalf of such Party or any of its Affiliates to the other Party or any of its Affiliates pursuant to this Agreement, regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated to the other Party by or on behalf of the disclosing Party in oral, written, visual, graphic, or electronic form.

1.20 “Control,” “Controls,” or “Controlled” means, with respect to any particular Patents or Know-How, possession by the Party granting the applicable right, license, access or release to the other Party as provided herein of the power and authority, whether arising by ownership, license, or other authorization, to disclose and deliver such Patents or Know-How, and to grant and authorize under such Patents or Know-How, the right, license, access or release, as applicable of the scope granted to such other Party in this Agreement without giving rise to any violation of the term of any written agreement with any Third Party existing at the time such disclosure is first made or such right, license access or release first comes into effect hereunder. “Controlled” and “Controlling” have their correlative meanings. Notwithstanding anything to the contrary in this Agreement, in the event that a Third Party merges or consolidates with or acquires a Party or an Affiliate of a Party, or a Party or an Affiliate of a Party transfers to a Third Party all or substantially all of its assets to which this Agreement relates (such Third Party and its Affiliates immediately prior to such merger, consolidation or transfer (the “Acquisition Transaction”), collectively, the “Acquiring Entities”), then (a) any Patents or Know-How owned or controlled by any Acquiring Entity (and not Controlled by such Party or its Affiliates) immediately prior to the effective date of such Acquisition Transaction, and (b) any Patents or Know-How independently developed or acquired by or on behalf of any Acquiring Entity after an Acquisition Transaction without accessing or practicing any Patents or Know-How or Confidential Information made available to such Party under this Agreement, shall not be deemed to be Controlled by such Party or its Affiliates after the effective date of such Acquisition Transaction for purposes of this Agreement.

1.21 “Cover” means, with reference to a Patent claim and a product, that the making, using, offering to sell, selling, importing, or exporting of such product would infringe such Patent claim in the country in which such activity occurs without a license thereto (or ownership thereof).

1.22 “Cure Period” is defined in Section 12.2 (Termination for Material Breach).

1.23 “Damages” means all losses, costs, claims, damages, judgments, liabilities, and expenses (including reasonable attorneys’ fees and other reasonable and documented out-of-pocket costs in connection therewith).

1.24 “Default” means: (a) any breach, violation, or default; (b) the existence of circumstances or the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach, violation, or default; or (c) the existence of circumstances or the occurrence of an event that, with or without the passage of time or the giving of notice or both, would give rise to a right of termination, renegotiation, acceleration, or material change of terms.

1.25 “Derivative Molecules” means any pharmaceutical compounds that are made, conceived of, generated, or reduced to practice by or on behalf of Licensee that are (a) derivatives or improvements of the Plexxikon Molecules, or (b) directly use or incorporate the Licensed Know-How, in each case whether or not Covered by a Valid Claim of the Licensed Patents.

1.26 “Derivative Molecules Field” means, with respect to the Derivative Molecules and Licensed Products containing Derivative Molecules, the treatment of (a) gastrointestinal stromal tumors, (b) mastocytosis, and (c) cancers wherein the proto-oncogene tyrosine-protein kinase KIT has been mutated as compared to wild-type.

1.27 “Derivative Molecule IP” is defined in Section 8.1.1 (Derivative Molecule IP).

1.28 “Derivative Molecule IP Notice” is defined in Section 8.1.1 (Derivative Molecule IP).

1.29 “Development” means: (a) research activities (including drug discovery, identification, or synthesis) with respect to a product; or (b) preclinical and clinical drug development activities and other development activities with respect to a product, including test method development and stability testing, toxicology, formulation, process development, qualification and validation, quality assurance, quality control, Clinical Trials (including the conduct of Clinical Trials and other trials commenced after Regulatory Approval), statistical analysis and report writing, the preparation and submission of INDs and MAAs, regulatory affairs with respect to the foregoing, and all other activities necessary or useful or otherwise requested or required by a Regulatory Authority or as a condition or in support of obtaining or maintaining a Regulatory Approval. For clarity, “Development” does not include Manufacturing. When used as a verb, “Develop” means to engage in Development.

1.30 “Development Plan” is defined in Section 3.4 (Development Diligence)

1.31 “Disclosing Party” is defined in Section 9.1 (Nondisclosure).

1.32 “Dispute” is defined in Section 13.6.2 (Dispute Resolution).

1.33 “Dollars” or “$” means the legal tender of the United States.

1.34 “Drug Product” means the drug substance (API) and drug product of Licensed Products described under the caption “Materials” in Exhibit B (Licensed Know-How; Materials Supplied).

1.35 “Effective Date” is defined in the Preamble.

1.36 “Electronic Delivery” is defined in Section 13.11 (Counterparts).

1.37 “EMA” is defined in Section 1.98 (Regulatory Authority).

1.38 “Encumbrance” means any claim, charge, equitable interest, hypothecation, lien, mortgage, pledge, security interest, license, adverse claim of ownership or use, reversion, violation, option, restriction on transfer, defect of title, covenant, restriction, rights of others, or any other encumbrance of any kind, whether imposed by agreement, understanding, law, equity or otherwise.

1.39 “EU” means all countries that are officially recognized as member states of the European Union as of the Effective Date.

1.40 “Excluded Assignment Agreement Liabilities” is defined in Section 3.1.4(a) (Assignment).

1.41 “Executive Officers” means: (a) with respect to Plexxikon, the CEO or his/her designee; and (b) with respect to Licensee, the CEO or his/her designee.

1.42 “Existing Regulatory Materials” is defined in Section 4.2 (Regulatory Materials).

1.43 “FDA” is defined in Section 1.98 (Regulatory Authority).

1.44 “Field” means the Plexxikon Molecules Field and the Derivative Molecules Field, as applicable.

1.45 “First Commercial Sale” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the first sale by Licensee, or its Affiliate or Sublicensee of such Licensed Product in such country for use or consumption by the general public (following receipt of all Regulatory Approvals that are required in order to sell such Licensed Product in such country) and for which a Selling Party has invoiced sales of Licensed Products in the Territory; provided, however, that the following shall not constitute a First Commercial Sale: (a) any sale or transfer to an Affiliate or Sublicensee, unless such Affiliate or Sublicensee is the last Person in the distribution chain of such Licensed Product; or (b) any transfer for use of such Licensed Product in Clinical Trials or non-clinical development activities with respect to such Licensed Product by or on behalf of a Selling Party, or transfer for use of such Licensed Product for a bona fide charitable purpose, compassionate use, named patient sales or samples.

1.46 “GAAP” is defined in Section 1.1 (Accounting Standards).

1.47 “GCP” means the applicable then-current ethical and scientific quality standards for designing, conducting, recording, and reporting Clinical Trials as are required by applicable Regulatory Authorities or Applicable Law in the relevant jurisdiction, including in the United States, Good Clinical Practices established through FDA guidances, and, outside the United States, Guidelines for Good Clinical Practice – ICH Harmonized Tripartite Guideline (ICH E6).

1.48 “Generic Competition” means, with respect to a Licensed Product in a country in the Territory, the sale of one (1) or more Generic Product(s) for any of the Indications included in the approved labeling of such Licensed Product in such country in a given Calendar Quarter.

1.49 “Generic Product” means, with respect to a given Licensed Product in a particular country in the Territory, a pharmaceutical product that (a) is approved for use in such country pursuant to a Regulatory Approval process governing approval of a generic or interchangeable product of such Licensed Product based on the then-current standards for Regulatory Approval in such country based upon clinical data generated by the Parties pursuant to this Agreement or obtained using an abbreviated, expedited or other process, and (b) is sold in the same country as such Licensed Product by any Third Party that is not a Sublicensee (other than a Sublicensee that has been granted a sublicense to any Licensed IP by Licensee solely in connection with any settlement) and did not purchase such pharmaceutical product in a chain of distribution that included any of Licensee, its Affiliates or its or their Sublicensees.

1.50 “GLP” means the applicable then-current good laboratory practice standards as are required by applicable Regulatory Authorities or Applicable Law in the relevant jurisdiction, including in the United States, those promulgated or endorsed by the FDA in U.S. 21 C.F.R. Part 58, or the equivalent thereof as promulgated or endorsed by the applicable Regulatory Authorities outside of the United States.

1.51 “GMP” means the applicable then-current good manufacturing practice standards relating for fine chemicals, intermediates, bulk products, or finished pharmaceutical, biological, or diagnostic products, as are required by applicable Regulatory Authorities or Applicable Law in the relevant jurisdiction, including, as applicable: (a) all applicable requirements detailed in the FDA’s current Good Manufacturing Practices regulations, U.S. 21 C.F.R. Parts 210 and 211; (b) all applicable requirements detailed in the EMA’s “The Rules Governing Medicinal Products in the European Community, Volume IV, Good Manufacturing Practice for Medicinal Products;” and (c) all Applicable Law promulgated by any Governmental Authority having jurisdiction over the manufacture of the applicable molecule, agent, compound, or pharmaceutical, biological, or diagnostic product, as applicable.

1.52 “Governmental Authority” means any: (a) federal, state, local, municipal, foreign, or other government; (b) governmental or quasi-governmental authority of any nature (including any agency, board,

body, branch, bureau, commission, council, department, entity, governmental division, instrumentality, office, officer, official, organization, representative, subdivision, unit, and any court or other tribunal); (c) multinational governmental organization or body; or (d) entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military, or taxing authority or power of any nature.

1.53 “IFRS” is defined in Section 1.1 (Accounting Standards).

1.54 “IND” means an investigational new drug application (including any amendment or supplement thereto) submitted to the FDA pursuant to U.S. 21 C.F.R. Part 312, including any amendments thereto. References herein to IND shall include, to the extent applicable, any comparable filing(s) outside the U.S. for the investigation of any product in any other country or group of countries (such as a Clinical Trial Application in the EU).

1.55 “Indemnification Claim Notice” is defined in Section 11.3.1 (Procedure).

1.56 “Indemnitee” is defined in Section 11.3 (Procedure).

1.57 “Indemnitor” is defined in Section 11.3 (Procedure).

1.58 “Indication” means a specific disease or medical condition in humans. For purposes of determining whether an Indication for a Licensed Product is distinct from another Indication, an Indication (“New Indication”) is distinct from an existing Indication (“Existing Indication”) if the Licensed Product could not be lawfully promoted for the treatment of the New Indication under the Regulatory Approval for the Existing Indication.

1.59 “Initiation” means, with respect to a Clinical Trial, the dosing of the first patient with the Licensed Product (or placebo) in such Clinical Trial.

1.60 “Invention” means any process, invention, method, composition of matter, article of manufacture, discovery, or finding that is conceived or reduced to practice.

1.61 “Joint IP” is defined in Section 8.1 (Ownership of Inventions).

1.62 “JRC” is defined in Section 3.6.1 (JRC Membership).

1.63 “JRC Chair” is defined in Section 3.6.1 (JRC Membership).

1.64 “Know-How” means technical, scientific and other data, know-how and information, including trade secrets, specifications, biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols, assays and biological methodology, in each case (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form.

1.65 “Licensed Know-How” means the proprietary Know-How (including clinical data, chemical structures, manufacturing methods and data, materials and Regulatory Materials (including all data set forth therein)) described on Exhibit B that is owned or Controlled by Plexxikon as of the Effective Date or during the Term.

1.66 “Licensed IP” means the Licensed Patents and the Licensed Know-How, including all Derivative Molecule IP.

1.67 “Licensed Molecules” means the Plexxikon Molecules and the Derivative Molecules.

1.68 “Licensed Patents” means (a) all Patents that are set forth on Exhibit C (Licensed Patents), (b) any and all Patents that are Controlled by Plexxikon as of the Effective Date or thereafter during the Term that: (i) claim the composition of matter of, or the method of Manufacturing or using, the Licensed Molecules; (ii) otherwise relate to, or are reasonably necessary or reasonably useful for, the use, Development, Manufacture or Commercialization of the Licensed Molecules and Licensed Product, or (iii), claim Derivative Molecule IP, Sole IP, or Joint IP.

1.69 “Licensed Product” means any product that constitutes, incorporates, comprises, or contains a Licensed Molecule as an active pharmaceutical ingredient, whether or not as the sole active ingredient or in combination with one or more other active pharmaceutical ingredients, in all forms, presentations, and formulations (including manner of delivery and dosage).

1.70 “Licensed Product Annual Net Sales” is defined in Section 7.3.1 (Royalty Rates).

1.71 “Licensee” is defined in the Preamble.

1.72 “Licensee Indemnitees” is defined in Section 11.2 (Indemnification by Licensee).

1.73 “MAA” means a Marketing Authorization Application, NDA, or similar application, as applicable, and all amendments and supplements thereto, submitted to the FDA, EMA, or any equivalent filing in a country or regulatory jurisdiction other than the U.S. or EU with the applicable Regulatory Authority, to obtain marketing approval for a pharmaceutical, biological, or diagnostic product, in a country or in a group of countries.

1.74 “Manufacture” or “Manufacturing” means all activities related to the manufacture and production of a Licensed Product, including the production of any of the following to the extent used in a Licensed Product: any drug substance produced in bulk form for use as an active pharmaceutical ingredient, drug product, compounded or finished final packaged and labeled form, and in intermediate states, including the following activities: reference standard preparation, purification, formulation, scale-up, packaging, disposition of product, quality assurance oversight, quality control testing (including in-process release and stability testing), storage of product or any component or ingredient thereof and validation activities directly related to all of the foregoing, and data management and recordkeeping related to all of the foregoing. References to a Person engaging in Manufacturing activities will include having any or all of the foregoing activities performed by a Third Party.

1.75 “MHLW” is defined in Section 1.98 (Regulatory Authority).

1.76 “Milestone Event” is defined in Section 7.2 (Milestones).

1.77 “Milestone Payment” is defined in Section 7.2 (Milestones).

1.78 “NDA” means a New Drug Application submitted to the FDA, or any successor application or procedure, as more fully defined in 21 C.F.R. § 314.50 et. seq.

1.79 “Net Sales” means the gross amounts invoiced for a Licensed Product sold by Licensee, its Affiliates or Sublicensees (each a “Selling Party”) in finished product form, packaged and labeled for sale in arm’s length transactions to Third Parties, less the following deductions from such gross amounts:

1.79.1 normal and customary trade, cash and other discounts and allowances actually allowed by the Selling Party and taken by the customer;

1.79.2 credits, price adjustments or allowances actually granted to the customer for damaged goods, returns, rejections or recalls of a Licensed Product;

1.79.3 sales taxes or similar taxes, including tariffs, duties or other governmental charges imposed on the sale of a Licensed Product (including value added taxes or other governmental charges, but excluding any income taxes), to the extent the Selling Party is not otherwise entitled to a credit or a refund for such taxes, tariffs, duties or payments made;

1.79.4 chargeback payments, rebates, fees, and other adjustments, including those granted on price adjustments, billing errors, reimbursements or similar payments granted or given to wholesalers or other distributors, buying groups, health insurance carriers or other institutions, including those paid in connection with such sales to any governmental entity;

1.79.5 any invoiced freight, shipping, insurance and other transportation charges.

For purposes of determining Net Sales, a Licensed Product will be deemed to be sold when invoiced, and Net Sales does not include and shall be deemed zero with respect to transfers or dispositions provided: (i) as samples or Licensed Product for compassionate use, indigent programs or similar bona fide arrangements; or (ii) for pre-clinical or clinical purposes.

Net Sales, as set forth in this definition, will be calculated by applying the Selling Party’s standard accounting practices, in accordance with generally accepted accounting principles used by the Selling Party, as consistently applied in its respective audited financial statements.

1.

If any Licensed Product is, or is sold as part of, a Combination Product, Net Sales shall be calculated assuming that the gross sale price of each unit is equal to the product of: (i) Net Sales of the Combination Product calculated as above (i.e., calculated as for a non-Combination Product); and (ii) the fraction (A/(A+B)), where:

“A” is the weighted-average price in such country of such Licensed Product determined in accordance with the Accounting Standards, if sold separately in such country; and

“B” is the sum of the weighted-average prices in such country of such other such Other Components included in the Combination Product (and not the Licensed Molecules contained in such Licensed Product) determined in accordance with the Accounting Standards, if sold separately in such country.

2.

In the event that (a) the Licensed Product without the Other Components is sold separately in the same formulation and dosage, but (b) the Other Components in the same formulation and dosage as in the Combination Product are not sold separately, then Net Sales of the Combination Product will be calculated by multiplying the total Net Sales of the Combination Product by the fraction A/C, where A is the average per unit Net Sales in the applicable country in the Territory of the Licensed Product sold separately in the same formulation and dosage, and C is the average per unit Net Sales in the applicable country in the Territory of the Combination Product during the applicable Calendar Quarter.

3.

In the event that, in a particular country the circumstances in 1 or 2 above do not apply or (a) the Licensed Product without the Other Components is not sold separately in the same formulation and dosage during the applicable quarter in such country, and (b) the Other Components in the same formulation and dosage as in the Combination Product are not sold separately during the applicable quarter in such country, then Net Sales for royalty determination for such Combination Product for such country shall be calculated by multiplying the total Net Sales of the Combination Product by the fraction A/C, where A is the average per unit worldwide Net Sales of the Licensed Product sold separately in the same formulation and dosage, and C is the average per unit worldwide Net Sales of the Combination Product during the applicable Calendar Quarter.

For purposes of this definition, “Combination Product” means any pharmaceutical or biological product consisting of the Licensed Molecule and one or more active pharmaceutical or biological ingredients, component(s), drug(s), device, product(s), or services, (the “Other Components”).

1.80 “Ongoing Trial” means the Phase 2 Clinical Trial conducted by Plexxikon as of the Effective Date in the Territory with the title “PLX9486 as a Single Agent and in Combination With PLX3397 or PLX9486 With Sunitinib in Patients With Advanced Solid Tumors”.

1.81 “Ongoing Trial Costs” is defined in Section 3.2.2 (Reimbursement).

1.82 “Party” or “Parties” is defined in the Preamble.

1.83 “Patents” means: (a) all patents and patent applications in any country or supranational jurisdiction worldwide; (b) any substitutions, divisionals, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates, and the like of any such patents or patent applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents, innovation patents, design patents and certificates of invention; and (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, reexaminations or any other post-grant proceedings and extensions (including any supplementary protection certificates and the line) of the foregoing patents or patent applications ((a), (b) and (c)).

1.84 “Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.

1.85 “Phase 2 Clinical Trial” means a Clinical Trial of a Licensed Product that would satisfy the requirements of 21 CFR 312.21(b) or its foreign equivalents. Without limiting the foregoing, a Clinical Trial shall be deemed to be a Phase 2 Clinical Trial if it is designated as a Phase 2 Clinical Trial in a regulatory filing, by checking the appropriate box, by the title of the trial, or by other means of designation in the filing.

1.86 “Phase 3 Clinical Trial” means a Clinical Trial of a Licensed Product in any country that would satisfy the requirements of U.S. 21 C.F.R. Part 312.21(c) and is intended to: (a) establish that the Licensed Product is safe and efficacious for its intended use; (b) define contraindications, warnings, precautions, and adverse reactions that are associated with the Licensed Product in the dosage range to be prescribed; and (c) support Regulatory Approval for such Licensed Product, or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States.

1.87 “Pivotal Clinical Trial” means a Clinical Trial of a Licensed Product on a sufficient number of subjects that, prior to commencement of such Clinical Trial: (a) is designed to establish that such Licensed Product has an acceptable safety and efficacy profile for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with such Licensed Product in the dosage range to be prescribed, which trial is intended to support Regulatory Approval of such Licensed Product, or a similar clinical study prescribed by the applicable Regulatory Authority; and (b) is a registration trial sufficient for filing an application for a Regulatory Approval for such Licensed Product, as evidenced by: (i) an agreement with or statement from the applicable Regulatory Authority on a special protocol assessment or its equivalent, or (ii) other guidance or minutes issued by the applicable Regulatory Authority for such registration trial. For clarity, a Phase 3 Clinical Trial is a Pivotal Clinical Trial.

1.88 “Plexxikon” is defined in the Preamble.

1.89 “Plexxikon Development and Manufacturing Agreements” means the contracts and agreements listed on Schedule 1.89 (Plexxikon Development and Manufacturing Agreements) between Plexxikon and the applicable Third Party, which are related to the Development or Manufacture of the Licensed Molecules or Licensed Products in effect as of, or at any time prior to, the Effective Date.

1.90 “Plexxikon Indemnitees” is defined in Section 11.1 (Indemnification by Licensee).

1.91 “Plexxikon Molecules” means each of the small molecule pharmaceutical compounds with Plexxikon internal identifiers PLX9486 and PLX0206, the structures of which are set forth on Exhibit A (Plexxikon Molecules), including acids, bases, salts, hydrates, polymorphs and solvates thereof.

1.92 “Plexxikon Molecules Field” means, solely with respect to the Plexxikon Molecules and Licensed Products containing such Plexxikon Molecules, all therapeutic and prophylactic applications and uses for all diseases or conditions.

1.93 “Pricing Approval” means any approval, agreement, determination, or decision establishing prices that can be charged to consumers for a pharmaceutical or biological product or that will be reimbursed by Governmental Authorities for a pharmaceutical or biological product, in each case, in a country where Governmental Authorities approve or determine pricing for pharmaceutical or biological products for reimbursement or otherwise.

1.94 “Product Marks” is defined in Section 8.6 (Trademarks).

1.95 “Prosecution and Maintenance” or “Prosecute and Maintain” means, with respect to a Patent, the preparation, filing, prosecution, and maintenance of such Patent, as well as re-examinations, reissues, appeals, and requests for patent term adjustments and patent term extensions with respect to such Patent, together with the initiation or defense of interferences, oppositions, post grant review, inter parties review, derivations, re-examinations, post-grant proceedings, and other similar proceedings (or other defense proceedings with respect to such Patent, but excluding the defense of challenges to such Patent as a counterclaim in an infringement proceeding) with respect to the particular Patent, and any appeals therefrom. For clarification, “Prosecution and Maintenance” or “Prosecute and Maintain” shall not include any other enforcement actions taken with respect to a Patent.

1.96 “Receiving Party” shall have the meaning set forth in Section 9.1 (Nondisclosure).

1.97 “Regulatory Approval” means all approvals, licenses, and authorizations of the applicable Regulatory Authority necessary for the marketing and sale of a pharmaceutical, biological, or diagnostic product for a particular Indication in a country or region, including the approvals by the applicable Regulatory Authority of any expansion or modification of the label for such Indication.

1.98 “Regulatory Authority” means any national or supranational Governmental Authority, including the U.S. Food and Drug Administration (and any successor entity thereto) (the “FDA”) in the U.S., the European Medicines Agency (and any successor entity thereto) (the “EMA”) in the EU, and the Ministry of Health, Labour, and Welfare of Japan, or the Pharmaceuticals and Medical Devices Agency of Japan (or any successor to either of them), as the case may be (the “MHLW”) in Japan, or any health regulatory authority in any country or region that is a counterpart to the foregoing agencies, in each case, that holds responsibility for development and commercialization of, and the granting of Regulatory Approval for, a pharmaceutical, biological, or diagnostic product in such country or region.

1.99 “Regulatory Materials” means the regulatory registrations, applications, authorizations, and approvals (including approvals of MAAs, supplements and amendments, pre- and post-approvals, Pricing Approvals, and labeling approvals), Regulatory Approvals, and other submissions made to or with any Regulatory Authority for research, development (including the conduct of Clinical Trials), manufacture, or commercialization of a pharmaceutical, biological, or diagnostic product in a regulatory jurisdiction, together with all related correspondence to or from any Regulatory Authority and all documents referenced in the complete regulatory chronology for each MAA, including all drug master files (if any), INDs, BLAs, and NDAs, and foreign equivalents of any of the foregoing.

1.100 “Rejection Event” is defined in Section 12.4 (Termination by Bankruptcy).

1.101 “Research” means any pre-clinical research activities (including drug discovery, identification or synthesis). When used as a verb, “Research” means to engage in Research.

1.102 “Royalty Floor” is defined in Section 7.3.3 (Royalty Reductions).

1.103 “Royalty Term” means, on Licensed Product-by-Licensed Product and country-by-country basis, the period of time commencing on the First Commercial Sale of such Licensed Product in such country and expiring upon the later of: (a) the date on which there is no Valid Claim of a Licensed Patent that Covers such Licensed Product in such country; and (b) the [***] anniversary of the date of First Commercial Sale of such Licensed Product in such country.

1.104 “SEC” is defined in Section 9.3.1 (Disclosure).

1.105 “Securities Regulators” is defined in Section 9.3.1 (Disclosure).

1.106 “Selling Party” is defined in Section 1.79 (Net Sales).

1.107 “Sole IP” is defined in Section 8.1 (Ownership of Inventions).

1.108 “Subcommittee” is defined in Section 3.6.1 (JRC Membership).

1.109 “Sublicensee” means, with respect to Licensee, a Third Party or an Affiliate of Licensee to whom Licensee has granted a sublicense, either directly or indirectly, of the Licensed IP licensed to Licensee by Plexxikon in accordance with Section 2.3 (Sublicensing).

1.110 “Sublicense Revenue” means, any monetary consideration actually paid or incurred, due and payable to Licensee or an Affiliate of Licensee by a Third Party to the extent attributable to a sublicense of the Licensed IP to Develop, Manufacture and/or Commercialize Licensed Products, including upfront payments, milestone payments and royalty payments (subject to Section 1.110(v)), excluding: (i) fair market payments made to pay or reimburse Licensee or a Licensee Affiliate (as applicable) (including full-time-equivalent costs) for the performance of activities Licensee or a Licensee Affiliate (as applicable) is required to perform under research and development agreements, joint ventures, partnerships or collaboration agreements to research, Develop or Commercialize Licensed Products in exchange for such payments or reimbursements; (ii) reimbursement of reasonable patent prosecution, defense, enforcement and maintenance and other related costs and expenses; (iii) fair market purchases of equity or debt of Licensee or its Affiliates; (iv) fair market purchases of all or substantially all of Licensee’s or its Affiliate’s assets; or (v) royalty payments based upon sales of Licensed Products by the Sublicensee up to an amount equal to the applicable rate set forth in Section 7.3.1. For clarity and notwithstanding (i) above, upfront payments that are generally in support of research activities and are not specifically for the performance of research, Development, or Commercialization activities that Licensee or a Licensee Affiliate (as applicable) is contractually required to undertake shall be Sublicense Revenue.

1.111 “Sublicense Revenue Payment” is defined in Section 7.4 (Sublicense Revenue).

1.112 “Term” is defined in Section 12.1.1 (Term).

1.113 “Territory” means worldwide.

1.114 “Third Party” means any Person other than Plexxikon or Licensee that is not an Affiliate of Plexxikon or of Licensee.

1.115 “Third Party Claim” means any and all suits, claims, actions, proceedings, or demands brought by a Third Party.

1.116 “Third Party Infringement” is defined in Section 8.4.1 (Defense).

1.117 “Transition Plan” means that certain transition plan attached hereto as Schedule 1.117 (Transition Plan), which details the activities and timelines contemplated by Section 3.1 (Transition).

1.118 “United States” or “U.S.” means the United States of America and all of its territories and possessions.

1.119 “Valid Claim” means a claim of a Licensed Patent that: (a) has issued and has not expired, lapsed, been cancelled, or abandoned, or been dedicated to the public, disclaimed, or held unenforceable, invalid, unpatentable, revoked, or cancelled by a court or administrative agency of competent jurisdiction in an order or decision from which no appeal has been or can be taken (with respect to U.S. Patents, other than by a petition to the United States Supreme Court for a writ of certiorari), including through opposition, reexamination, reissue, disclaimer, inter partes review, post grant review, post grant procedures, or similar proceedings; or (b) is in a pending patent application that has not been abandoned, disclaimed, canceled or finally disallowed without the possibility of appeal or refiling and which has been pending for no longer than [***] following the earliest priority filing date for such claim and continues to be prosecuted in good faith (i.e., it is reasonably believed that there is a bona fide chance that such pending application will be issued).

ARTICLE 2

LICENSE; MATERIALS TRANSFER

2.1 License to Licensee. Subject to the terms and conditions of this Agreement, Plexxikon hereby grants to Licensee, and Licensee hereby accepts, an exclusive (even as to Plexxikon, except as necessary to perform its obligations under this Agreement or to exercise its retained rights expressly set forth in Section 2.4), transferrable (pursuant to Section 13.4 (Assignment)), and sublicenseable through multiple tiers (in accordance with Section 2.3 (Sublicensing)) license, under the Licensed IP, to Research, Develop, Manufacture, have Manufactured, Commercialize, make, have made, use, sell, offer for sale, import and export the (a) Plexxikon Molecules and Licensed Products that contain Plexxikon Molecules and not Derivative Molecules in the Plexxikon Molecule Field in the Territory, and (b) Derivative Molecules and Licensed Products that contain Derivative Molecules solely in the Derivative Molecules Field in the Territory.

2.2 Restrictive Covenants.

2.2.1 Plexxikon shall not transfer ownership or Control of the Licensed Patents to a Third Party unless under assignment of the Agreement to the same Third Party pursuant to Section 13.4 (Assignment).

2.2.2 Licensee shall not use any Licensed IP for any purposes other than those purposes expressly permitted in Section 2.1 (Licensing to Licensee) or as may otherwise expressly be permitted in this Agreement.

2.3 Sublicensing. Licensee shall have the right to grant sublicenses, through multiple tiers of Sublicensees, under the licenses granted under Section 2.1 (License to Licensee), to Third Parties and Affiliates; provided that: (a) any such sublicense shall not be inconsistent with the terms of this Agreement; (b) Licensee shall remain responsible and liable for the acts of any such Sublicensee as if such acts were Licensee’s, and shall instruct any such Sublicensee to comply with all applicable terms and conditions of this Agreement; (c) the grant of any sublicense shall not relieve Licensee of its obligations under this Agreement, except to the extent any such obligation is satisfactorily performed by such Sublicensee; and (d) a copy of any such executed sublicense agreement with a Sublicensee will be provided to Licensor promptly following execution thereof, which agreement may be redacted as to terms not reasonably applicable to determining Licensee’s compliance with its obligations under this Agreement. For clarity, Licensee shall be solely responsible for reporting all Net Sales (including by such Sublicensee) and for making any payments to Plexxikon resulting therefrom.

2.4 Rights Retained by the Parties; Development License.

2.4.1 Each Party retains all rights under Patents, Know-How, or other intellectual property rights Controlled by such Party that are not expressly granted to the other Party pursuant to this Agreement. For clarity, subject to Section 2.4.2, Plexxikon retains all rights under the Licensed IP to use the Plexxikon Molecules for any purpose outside the Plexxikon Molecules Field, and to use the Derivative Molecules for any purpose outside the Derivative Molecule Field.

2.4.2 Notwithstanding anything to the contrary in this Section 2.4, and subject to Section 13.4.3, beginning on the Effective Date and ending [***] thereafter, Plexxikon shall not, directly or indirectly (including by engaging any Third Party on behalf of or with Plexxikon, or under license, sublicense, or other similar right to) research, Develop, Manufacture or Commercialize any compound or product (including the Plexxikon Molecules or Derivative Molecules) for [***].

2.4.3 Subject to the terms and conditions of this Agreement, Licensee hereby grants to Plexxikon a non-exclusive, transferrable (pursuant to Section 13.4 (Assignment)), sublicenseable (solely to subcontractors approved by Licensee Developing the Product in the Ongoing Trial on behalf of Plexxikon) license, under the Licensed IP, solely to perform the Ongoing Trial until transitioned to Licensee in accordance with Section Article 3 (Transition; Development; Joint Review Committee).

2.5 No Implied Licenses. Except as otherwise expressly provided in this Agreement, (a) under no circumstances shall a Party or any of its Affiliates, as a result of this Agreement, obtain any ownership interest, license, or other right in or to any Patents, Know-How, or other intellectual property rights of the other Party, including tangible or intangible items owned, controlled, or developed by the other Party, or provided by the other Party to the receiving Party at any time, in each case, pursuant to this Agreement, and (b) neither Party shall acquire any license, intellectual property interest or other rights, by implication or otherwise, in any Know-How disclosed to it under this Agreement or under any Patents Controlled by the other Party or its Affiliates.

ARTICLE 3

TRANSITION; DEVELOPMENT; JOINT REVIEW COMMITTEE

3.1 Transition. It is the intention of the Parties to transition the research program for the Licensed Molecules and the Licensed Products to Licensee in accordance with this Section 3.1 (Transition).

3.1.1 Know-How Transfer. Within thirty (30) Business Days after the Effective Date, Plexxikon shall disclose and transfer to Licensee copies of the Licensed Know-How identified in Exhibit B (Licensed Know-How; Materials Supplied). Following [***] the Effective Date, [***], Plexxikon shall provide high-level updates to Licensee regarding any newly acquired or generated Licensed Know-How that comes into the Control of Plexxikon during the Term that has not been previously provided or made accessible to Licensee, and upon Licensee’s reasonable request, promptly transfer to Licensee copies, or reasonable access thereto, of documents or other materials embodying such Licensed Know-How. Plexxikon shall be responsible for the cost and expense incurred by Plexxikon of the disclosure of Licensed Know-How as set forth in this Section 3.1.1. Plexxikon represents and warrants that it will not provide Licensee with any data within the Licensed Know-How that would be deemed Personal Data, Personally Identifiable Information, Protected Health Information, or other similar term, as defined under Applicable Law, unless otherwise mutually agreed in writing.

3.1.2 Transition Plan. Each of the Parties shall use Commercially Reasonable Efforts to perform their respective obligations under the Transition Plan in accordance with the timelines set forth therein, including with respect to Section 4.2.1 (IND Transfer).

3.1.3 Plexxikon Support. In addition to any assistance Plexxikon agrees to provide Licensee pursuant to the Transition Plan, Plexxikon hereby agrees to provide Licensee with reasonable access to Plexxikon’s personnel (by teleconference or in person at Plexxikon’s facilities) involved in the research, Manufacture and Development of Licensed Molecules and Licensed Products, and such personnel shall provide reasonable guidance and assistance to Licensee, as requested by Licensee, with respect to any CMC, clinical operation, medical affairs, regulatory, and toxicology activities for the Licensed Molecules and Licensed Products in the Territory. Within thirty (30) days after the Effective Date, the Parties shall negotiate in good faith to enter into a transition services agreement pursuant to which Plexxikon shall provide Licensee with the foregoing services. The initial term of the transition services agreement shall be for a period of [***], and upon mutual agreement of the Parties, may be extended for an additional [***] period. The transition services agreement will contain the following payment terms: (a) Licensee shall pay Plexxikon a full time equivalent rate of [***] for the time spent by such Plexxikon personnel in providing such support, (“Support Costs”); (b) Plexxikon shall invoice Licensee for Support Costs on a [***] basis, and (c) Licensee shall pay Plexxikon within [***] following receipt of the applicable invoice.

3.1.4 Transfer of Drug Product. Within thirty (30) Business Days after a request from Licensee, Plexxikon shall, at its cost and expense, deliver the Drug Product EXW (Incoterms 2010) to Licensee or Licensee’s designee. Licensee shall pay for all costs incurred by Licensee to transfer Drug Product to Licensee or Licensee’s designee. Title and risk of loss of Drug Product shall transfer upon delivery. Licensee shall only use the Drug Product for the performance of the Ongoing Trial, or for Development performed by or on behalf of Licensee for the Licensed Molecules and Licensed Products.

3.1.5 Plexxikon Development and Manufacturing Agreements.

(a) Assignment. Plexxikon hereby grants, sells, conveys, transfers, assigns and delivers to Licensee, and Licensee hereby accepts, as of the Effective Date, certain Plexxikon Development and Manufacturing Agreements set forth on Schedule 1.89 (Plexxikon Development and Manufacturing Agreements) and indicated as “Assigned Agreements” therein (“Assigned Agreements”). Notwithstanding the foregoing or any other provision in this Agreement to the contrary, Licensee shall not assume or otherwise be liable for any liabilities of Plexxikon pertaining to the Assigned Agreements that accrued or arose prior to the Effective Date (“Excluded Assignment Agreement Liabilities”), and Plexxikon will indemnify, defend and hold harmless Licensee and the Licensee Indemnitees against any Damages arising out of or related to, directly or indirectly, any Third Party Claims based upon any Excluded Assignment Agreement Liability in accordance with Section 11.2(a) (Indemnification by Plexxikon).

(b) Development Activities under Assigned Agreements and Unassigned Agreements. Promptly after the Effective Date, the Parties shall in good faith coordinate activities in furtherance of the Ongoing Trial to be conducted by the Parties after the Effective Date under certain Plexxikon Development and Manufacturing Agreements that are listed in Schedule 1.89 (Plexxikon Development and Manufacturing Agreements) that will be retained by Plexxikon and are identified as “Unassigned Agreements” therein (“Unassigned Agreements”), and the Assigned Agreements, with the goal of maintaining continuity of the Ongoing Trial. For a period not to exceed [***] the Effective Date (unless mutually agreed in writing otherwise, including as may be described in Schedule 1.89 (Plexxikon Development and Manufacturing Agreements)) and at Licensee’s written request, Plexxikon shall exercise its rights under such Unassigned Agreements to conduct activities reasonably required for performance of the Ongoing Trial, including, as applicable, entering into new statements of work mutually agreed to by the Parties under the Unassigned Agreements; provided, however, that Licensee: reimburses Plexxikon for all (x) out-of-pocket costs approved in advance in writing by Licensee that Plexxikon incurs under such Unassigned Agreements as a direct result of conducting such activities and (y) payments that Plexxikon is required to make under such Unassigned Agreements as a result of the activities requested by Licensee in connection with the Development or Commercialization of any Licensed Product by Licensee, its Affiliates, or its Sublicensees, except that any such payments exceeding [***] shall be approved in advance in writing by Licensee.

3.2 Ongoing Trial.

3.2.1 Performance. Plexxikon shall use Commercially Reasonable Efforts to perform the Ongoing Trial until transitioned to Licensee in accordance with the Transition Plan, including by exercising its rights under the Unassigned Agreements applicable to the Ongoing Trial in accordance with Section 3.1.4(b) (Unassigned Agreements). After the transfer of the Ongoing Trial to Licensee in accordance with the Transition Plan, Licensee shall use Commercially Reasonable Efforts to continue and complete the Ongoing Trial. The Parties will discuss and finalize the methods and procedure to exchange safety information (AE and SAE) related to the Ongoing Trial at reasonable timing after the Effective Date and shall include such procedures in the Transition Plan. Without limiting the foregoing, Plexxikon shall submit to Licensee all safety information and reporting in a manner that meets reporting requirements under Applicable Laws.

3.2.2 Reimbursement. Licensee shall reimburse Plexxikon for Ongoing Trial Costs in accordance with this Section 3.2.2 (Reimbursement). Within thirty (30) Business Days after each Calendar Quarter, Plexxikon shall deliver an invoice detailing Ongoing Trial Costs for such Calendar Quarter. Licensee shall pay Plexxikon for such invoiced Ongoing Trial Costs within thirty (30) days receipt of such invoice. “Ongoing Trial Costs” means [***].

3.3 Responsibility. Subject to the terms and conditions of this Agreement, Licensee will have the sole right to Develop (and will control, in its sole discretion, the Development of), itself or with or through its Affiliates, Sublicensees or other Third Parties, the respective Licensed Products in the applicable Field in the Territory. Licensee shall be responsible for all cost and expense of such Development activities conducted by Licensee, its Affiliates and Sublicensees hereunder.

3.4 Development Plan. Licensee shall Develop the Licensed Product in accordance with a written, detailed plan for such Development (such plan the “Development Plan”), the initial Development Plan attached hereto as Exhibit D (Development Plan).

3.5 Development Diligence; Reports. Subject to the terms and conditions of this Agreement, Licensee shall, itself or with or through its Affiliates or Sublicensees or other Third Parties, use Commercially Reasonable Efforts to Develop [***] for purposes of seeking Regulatory Approval in [***] in the Field in the United States. Licensee shall provide annual written reports summarizing the Development efforts undertaken by or on behalf of Licensee for the Licensed Products on a Licensed Product-by-Licensed Product and country-by-country basis, along with a copy of the then-current Development Plan, no later than January 31 of each Calendar Year.

3.6 Joint Review Committee.

3.6.1 JRC Membership. Promptly, and in any event within thirty (30) days following the Effective Date, the Parties will establish a joint review committee (the “JRC”) to discuss the activities of the Parties under this Agreement with respect to the Development of the Licensed Products. The JRC will comprise three (3) employee representatives of Plexxikon and three (3) employee representatives of Licensee (or such other equal number of representatives as the Parties may mutually agree). Subject to the foregoing, each Party will appoint its respective representatives to the JRC from time to time, and may change its representatives, in its sole discretion, effective upon notice to the other Party designating such change. One (1) of the members of the JRC appointed by Licensee will be designated the JRC chairperson (the “JRC Chair”). The JRC Chair will be responsible for calling meetings of the JRC, circulating agenda and performing administrative tasks required to assure efficient operation of the JRC.

3.6.2 JRC Meetings. From the formation of the JRC until the first anniversary of the Effective Date, the JRC will meet once every Calendar Quarter or as otherwise mutually agreed by the Parties. After the first anniversary of the Effective Date, the JRC will meet once every Calendar Year. The location for meetings will alternate between Plexxikon and Licensee facilities (or such other location as is determined by the JRC).

Alternatively, as requested by Licensee or Plexxikon, the JRC may meet by means of teleconference, videoconference or other similar means. As appropriate, additional employees or consultants of each Party may from time to time attend the JRC meetings as nonvoting observers; provided that any such consultant will agree in writing to comply with the confidentiality obligations substantially similar to those under this Agreement; and provided further that no Third Party personnel may attend unless otherwise agreed by both Parties. Each Party will bear its own expenses related to the attendance of the JRC meetings by its representatives. The JRC Chair or his/her designee will keep minutes of each JRC meeting that record in writing all decisions made, action items assigned or completed and other appropriate matters. The JRC Chair or his/her designee will send meeting minutes to all members of the JRC promptly after a meeting for review. Each member will have five (5) Business Days from receipt in which to comment on and to approve or provide comments to the minutes (such approval not to be unreasonably withheld, conditioned or delayed). If a member, within such time period, does not notify the JRC Chair that he/she does not approve of the minutes, the minutes will be deemed to have been approved by such member. Each Party’s JRC members may designate another staff member of such Party, who will coordinate the administrative work surrounding JRC, including sending the notice of holding JRC meetings, creating the draft of minutes or distributing the minutes.

3.6.3 JRC Functions. The JRC’s responsibilities are as follows:

(a) Review the Development activities of the Licensed Product(s) conducted hereunder; and

(b) Fulfilling such other responsibilities as may be allocated to the JRC under this Agreement or by mutual written agreement of the Parties.

3.6.4 Scope of JRC Authority. For clarity and notwithstanding the creation of the JRC, (a) each Party will retain the rights, powers and discretion granted to it hereunder, and none of the JRC will be delegated or vested with such rights, powers or discretion, and (b) the JRC shall have no authority to make decisions that bind the Parties. None of the JRC will have the power to (a) resolve any Dispute regarding the existence or amount of any payment owed under this Agreement, or (b) amend, waive or modify any term of this Agreement.

ARTICLE 4

REGULATORY

4.1 Regulatory Matters.

4.1.1 Responsibility. Subject to the terms and conditions of this Agreement, Licensee will have the sole and exclusive right, in its sole discretion, itself or with or through its Affiliates, Sublicensees or other Third Parties, to: (a) prepare and submit to applicable Regulatory Authorities all Regulatory Materials, including NDAs and INDs, for the Licensed Products in the Territory, and (b) obtain and maintain all Regulatory Approvals for the respective Licensed Products in the Territory.

4.2 Regulatory Materials.

4.2.1 IND Transfer. Upon the completion of (a) – (c) below, Plexxikon shall assign and hereby grants, sells, conveys, delivers, assigns and transfers to Licensee (or its designee), and Licensee hereby accepts, the IND for the Licensed Molecules [***] to Licensee: (a) Licensee enters into an agreement with a contract research organization for the management of the Ongoing Trial, (b) the assignments for each of the Assigned Agreements shall have become effective, and (c) the Licensee activities described in the Transition Plan that are to be completed prior to the assignment of the IND for the Licensed Molecules shall have been completed. Until the date that such transfer of such IND becomes effective, Plexxikon shall be responsible for handling all matters applicable to the holder of the IND involving Regulatory Authorities in the Territory, to the extent not yet assigned and transferred to Licensee, and shall keep Licensee fully informed of all such regulatory matters relating to the Licensed Molecules in the Field in the Territory of which it is aware, including providing Licensee with reasonable advance notice of, and the opportunity to participate in as an observer in (to the extent permitted under Applicable Law), all formal meetings and teleconferences with Regulatory Authorities in the Territory pertaining to the Licensed Molecules in the Field in the Territory.

4.2.2 Other Regulatory Materials. Subject to Section 4.2.1 (IND Transfer), Plexxikon hereby grants, sells, conveys, delivers, assigns and transfers to Licensee (or its designee), and Licensee hereby accepts, promptly after the Effective Date and on an ongoing basis thereafter, but in no event more than thirty (30) days following written request by Licensee no more than once per year, any and all Regulatory Materials for the Licensed Molecules and Licensed Products that are Controlled by or on behalf of Plexxikon or its contractors as of or prior to the Effective Date (such Regulatory Materials and the IND, collectively the “Existing Regulatory Materials”), including by providing electronic copies thereof to Licensee. From and after such assignment and transfer, Licensee (or its designee) will have the sole right, in its sole discretion, and the responsibility, to file, maintain and hold title to all such Existing Regulatory Materials. The Parties shall cooperate in good faith to effectuate the assignments described in this Section 4.2 (Regulatory Materials) with any applicable Regulatory Authorities, including duly executing and delivering, or causing to be duly executed and delivered, such instruments (including the filing of such assignments, agreements and documents) as may be necessary in order to effect such assignment and transfer of the Existing Regulatory Materials from Plexxikon to Licensee.

ARTICLE 5

COMMERCIALIZATION

5.1 General. Following receipt of Regulatory Approval for a Licensed Product in the Field in a given country in the Territory, Licensee shall use Commercially Reasonable Efforts to Develop and Commercialize the Licensed Products in the applicable Field in such country in the Territory. Licensee shall have the sole and exclusive right and responsibility, at its sole cost and expense to conduct Commercialization activities with respect to the Licensed Products in the Territory, in its sole discretion.

5.2 Reports. Licensee shall provide annual written reports summarizing the Commercialization efforts undertaken by or on behalf of Licensee for the Licensed Products on a Licensed Product-by-Licensed Product and country-by-country basis, no later than January 31 of each Calendar Year.

ARTICLE 6

MANUFACTURING

6.1 General. Subject to the terms and conditions of this Agreement, Licensee shall have the sole and exclusive right (and shall solely control, at its discretion), itself or with or through its Affiliates, Sublicensees, or other Third Parties, to Manufacture or have Manufactured the Licensed Molecules and Licensed Products in the applicable Field and in the Territory. All such Manufacturing shall be at Licensee’s sole cost and expense.

ARTICLE 7

FINANCIAL TERMS

7.1 Upfront Payment. No later than fifteen (15) days after the Effective Date, Licensee shall pay to Plexxikon a one (1)-time non-refundable, non-creditable payment of [***] in immediately available funds by wire transfer, in accordance with wire instructions to be provided in writing by Plexxikon to Licensee no later than five (5) days following the Effective Date.

7.2 Milestones.

7.2.1 Milestones. Subject to the terms of this Section 7.2 (Milestones) and Section 7.5 (Payment Terms), and on a Licensed Product-by-Licensed Product basis, following the achievement by or on behalf of Licensee or any Sublicensee or Selling Party of each milestone event described in the tables below (each, a “Milestone Event”) with respect to the Licensed Product to achieve such Milestone Event under this Agreement, Licensee shall pay the applicable one-time, non-refundable, non-creditable milestone payments in the amounts set forth below associated with the applicable Milestone Event (each, a “Milestone Payment”). The following Milestone Payments shall only apply to the first Indication for which the applicable Milestone Event occurs:

Milestone Event	Milestone Payment
[***]	[	***]
[***]	[	***]
[***]	[	***]
[***]	[	***]

Each Milestone Payment shall be payable a maximum of one (1) time per Licensed Product as set forth in the tables above (i.e., a maximum of [***] Milestone Payments may be made for any single Licensed Product pursuant to this Section 7.2.1 (Milestones)), and no Milestone Payment shall be due hereunder for subsequent or repeated achievement of any such Milestone Event by any single Licensed Product.

7.2.2 Invoice and Payment of Milestone Payments. Licensee shall notify Plexxikon that a Milestone Event has been achieved within thirty (30) days following such achievement. Following Plexxikon’s receipt of such notice, Plexxikon shall invoice Licensee for the applicable Milestone Payment, and Licensee shall pay such Milestone Payment within thirty (30) days after receipt of such invoice.

7.3 Royalties.

7.3.1 Royalty Rates. Subject to the terms of this Section 7.3 (Royalties) and Section 7.5 (Payment Terms), Licensee shall pay Plexxikon royalties on Annual Net Sales, during the applicable Royalty Term, equal to the Annual Net Sales of the applicable Licensed Product multiplied by the applicable royalty rate set forth below for such portion of Annual Net Sales during the applicable Royalty Term for each such Licensed Product throughout the Territory, which royalties shall be paid in accordance with Section 7.5.1 (Payment of Royalties; Report) (the “Licensed Product Annual Net Sales”). For clarity, the royalties (and royalty tiers) shall be calculated separately on Licensed-Product-by-Licensed-Product basis.

Licensed Product Annual Net Sales	Royalty Rate
[***]	[	***]
[***]	[	***]
[***]	[	***]
[***]	[	***]

7.3.2 Royalty Term. Licensee’s royalty obligations to Plexxikon under Section 7.3.1 (Royalty Rates) shall apply, on a country-by-country basis, only during the applicable Royalty Term for such Licensed Product in such country. Following the expiration of the applicable Royalty Term for a given Licensed Product in a given country: (a) no further royalties shall be payable with respect to sales of such Licensed Product in such country; and (b) Section 12.1.2 (Effect of Expiration) shall apply with respect to such Licensed Product in such country.

7.3.3 Royalty Reductions.

(a) [***]. Subject to Section 7.3.3(d) (Royalty Floor), on a Licensed Product-by-Licensed Product and country-by-country basis, if such Licensed Product [***], then the royalty payments payable under Section 7.3.1 (Royalty Rates) with respect to such Licensed Product in such country will be reduced by [***] during such period.

(b) [***]. Subject to Section 7.3.3(d) (Royalty Floor), if Licensee [***], Licensee may deduct from the royalty payments that would otherwise have been due under Section 7.3.1 (Royalty Rates) with respect to Licensed Product Annual Net Sales in a particular Calendar Quarter, an amount equal to [***]

(c) [***]. Subject to Section 7.3.3(d), on a Licensed Product-by-Licensed Product and country-by-country basis, if [***], then, thereafter, the royalty payments payable under Section 7.3.1 (Royalty Rates) with respect to such Licensed Product in such country will be reduced [***].

(d) Royalty Floor. In no event shall the royalty reductions described in Section 7.3.3(a) (Royalty Reductions for Patent Expiry) through Section 7.3.3(c) (Royalty Reductions for Generic Competition), alone or together, reduce the royalties payable by Licensee for a given Calendar Quarter during the Royalty Term for a Licensed Product in a particular country in the Territory to less than [***] of the amounts payable by Licensee for such Calendar Quarter pursuant to Section 7.3.1 (Royalty Rates) (the “Royalty Floor”).

7.4 Sublicense Revenue.

7.4.1 For any Sublicense Revenue paid or incurred, due and payable to Licensee pursuant to a sublicense of the Licensed IP to Develop, Manufacture and/or Commercialize Licensed Product that is entered into during one of the periods described in the column titled “Sublicensing Window” in the table below (“Sublicensing Window”), Licensee shall pay Plexxikon the percentage of Sublicense Revenue set forth in the column titled “Sublicense Revenue Percentage” in the table below for the applicable Sublicensing Window (such payments “Sublicense Revenue Payments”) in accordance with Section 7.4 (Sublicense Revenue). [***]

#	Sublicensing Window	Sublicense Revenue Percentage
1	[***]	[	***]
2	[***]	[	***]
3	[***]	[	***]
4	[***]	[	***]

7.4.2 [***]

7.4.3 [***]

7.5 Payment Terms.

7.5.1 Payment of Royalties and Sublicense Revenue; Report. Licensee shall: (a) within sixty (60) days following the end of each Calendar Quarter in which a royalty payment pursuant to Section 7.3.1 (Royalty Rates) or Section 7.4 (Sublicense Revenue) accrues, provide to Plexxikon a report specifying, for such Calendar Quarter: (i) the number of Licensed Products sold that are subject to such royalty on a country-by-country basis; (ii) the Licensed Product Annual Net Sales that are subject to such royalty on a country-by-country basis; (iii) the applicable royalty rate under Section 7.3.1 (Royalty Rates); (iv) the royalty calculation and royalties payable in Dollars; (v) any reduction(s) to the royalty applied by Licensee pursuant to any one (1) or more of Sections 7.3.3 (Royalty Reductions); and (vi) the Sublicense Revenue generated during such Calendar Quarter (if any) and a calculation of the Sublicense Revenue Payment owed by Licensee as a result; (b) make the royalty payments owed to Plexxikon that are attributable to Licensee’ Net Sales within sixty (60) days from the end of the Calendar Quarter in which such payment accrues; and (c) make the Sublicense Revenue Payments owed to Plexxikon under this Agreement for such Calendar Quarter, within thirty (30) days after Licensee’ receipt of such amounts from its Sublicensees, but in no event more than ninety (90) days after the expiration of such Calendar Quarter.

7.5.2 Currency; Conversion. All payments hereunder shall be made, no later than the date by which the applicable payment must be made, in Dollars by wire transfer to a bank designated in writing by Plexxikon.

Conversion of sales recorded in local currencies to Dollars shall be performed at the exchange rate stated in The Wall Street Journal, Eastern Edition at the close of the last Business Day of the Calendar Quarter to which such royalty payment relates.

7.5.3 Taxes; Withholding.

(a) Generally. Each Party shall pay any and all income taxes levied on account of all payments it receives under this Agreement, except as otherwise provided in this Section 7.5.3 (Taxes; Withholding).

(b) Tax Withholding. Each Party shall be entitled to deduct and withhold from any amounts payable under this Agreement such taxes as are required to be deducted or withheld therefrom under any provision of Applicable Law. The Party that is required to make such withholding shall: (i) deduct those taxes from such payment; (ii) timely remit the taxes to the proper taxing authority; and (iii) send evidence of the obligation, together with proof of tax payment, to the other Party on a timely basis following such tax payment. Each Party shall reasonably cooperate with the other Party in claiming refunds or exemptions from such deductions or withholdings under any relevant agreement or treaty which is in effect to ensure that any amounts required to be withheld pursuant to this Section 7.5.3(b) (Taxes; Withholding) are reduced in amount to the fullest extent permitted by Applicable Law. In addition, the Parties shall cooperate in accordance with Applicable Law to minimize indirect taxes (such as value added tax, sales tax, consumption tax, and other similar taxes) in connection with this Agreement.

7.5.4 Late Payments. If Plexxikon does not receive payment of any sum due to it under this Agreement on or before the due date therefor, simple interest shall thereafter accrue on the sum due to Plexxikon from the due date until the date of payment at a per-annum rate of [***] above the prime rate as reported in The Wall Street Journal, Eastern Edition or the maximum rate allowable by Applicable Law, whichever is less

7.5.5 Disputed Invoices. If Licensee disputes any invoice delivered by Plexxikon for amounts owed to Plexxikon by Licensee, then the Parties shall discuss such dispute in good faith for thirty (30) days after the delivery of such invoice, provided that if after the expiration of such time period the Parties have not resolved such dispute, then Licensee shall pay such disputed invoice and shall have the right to have such dispute resolved in accordance with Section 13.6 (Governing Law; Dispute Resolution; Jurisdiction).

7.6 Records; Audit Rights.

7.6.1 Records. Licensee shall, and shall cause Selling Parties to, keep complete, true, and accurate books and records in accordance with its Accounting Standards in relation to this Agreement in relation to Net Sales, royalties, Sublicense Revenue, and Milestone Payments for at least three (3) years following the Calendar Year to which they pertain or for such longer period of time as required under any Applicable Law.

7.6.2 Audit Rights. Subject to the other terms of this Section 7.6.2 (Audit Rights), during the Term and for a period of three (3) years thereafter, at the request of Plexxikon, which shall not be made more frequently than one (1) time per Calendar Year other than for cause, upon at least thirty (30) days’ prior written notice from Plexxikon, and at the expense of Plexxikon, Licensee shall permit, and shall cause Selling Parties to permit, an independent, nationally-recognized certified public accountant selected by Plexxikon and reasonably acceptable to Licensee or such Selling Party, as applicable (each, an “Auditor”) to inspect, during regular business hours, the relevant records required to be maintained by Licensee and Selling Parties under Section 7.6.1 (Records). Prior to its inspection, the Auditor shall enter into a confidentiality agreement with both Parties having obligations of confidentiality and non-use with respect to the Confidential Information no less restrictive than those set forth in Article 9 (Confidentiality) and limiting the disclosure and use of such information by the Auditor to authorized representatives of the Parties and applicable Selling Party and the purposes germane to Section 7.6.1 (Records). Results of any such review shall be binding on both Parties absent manifest error. Plexxikon shall treat the results of any Auditor’s review of Licensee’s records as Confidential Information of

Licensee subject to the terms of Article 9 (Confidentiality). In the event such audit leads to the discovery of a discrepancy to Plexxikon’s detriment, Licensee shall, within thirty (30) days after receipt of such report from the Auditor, pay any undisputed amount of the discrepancy. Plexxikon shall pay the full cost of the audit unless the underpayment of amounts due by Licensee is greater than ten percent (10%) of the amount due for the entire period being examined, in which case Licensee shall pay the reasonable cost charged by the Auditor for such review. Any undisputed overpayments by Licensee revealed by an examination shall be paid by Plexxikon within thirty (30) days of Plexxikon’s receipt of the applicable report from the Auditor. This Section 7.6.2 (Audit Rights) shall survive any expiration or termination of this Agreement.

ARTICLE 8

INTELLECTUAL PROPERTY

8.1 Ownership.

8.1.1 Derivative Molecule IP. As between the Parties, Plexxikon shall own all Derivative Molecules and all intellectual property rights therein (“Derivative Molecule IP”). Licensee hereby assigns to Plexxikon all of Licensee’s right, title and interest in, to and under Derivative Molecule IP. Licensee shall notify Plexxikon in writing promptly, but no later than thirty (30) days after, the conception or reduction to practice of any Derivative Molecule IP (“Derivative Molecule IP Notice”).

8.1.2 Other Inventions. As between the Parties, all Inventions that do not constitute Derivative Molecule IP that are made, created, conceived or reduced to practice (a) solely by a Party’s or any of its Affiliates’ employees, independent contractors or consultants, in the course of conducting activities under this Agreement, together with all intellectual property rights therein, will be owned by such Party (“Sole IP”), and (b) jointly by each Party’s (or any of its Affiliates’) employees, independent contractors or consultants, in the course of conducting activities under this Agreement, together with all intellectual property rights therein, will be jointly owned by the Parties (“Joint IP”). Subject to the terms and conditions of this Agreement, Joint IP will be owned jointly by Plexxikon and Licensee on the basis of an equal, undivided interest without a duty to account to the other Party and will be deemed to be Controlled by each Party, and each Party will have the right to use such Joint IP, or license such Joint IP to its Affiliates or any Third Party, or sell or otherwise transfer its interest in such Joint IP to its Affiliates or a Third Party, in each case without the consent of the other Party. All determinations of inventorship under this Agreement will be made in accordance with U.S. patent law.

8.1.3 Assistance. Licensee shall reasonably assist Plexxikon to obtain patents, copyrights, and other proprietary rights for Derivative Molecule IP in any and all countries. Licensee shall execute, promptly after any reasonable request by Plexxikon and at Plexxikon’s expense, all patent applications and application assignments to Plexxikon and any other lawful documents considered necessary by Plexxikon, in its sole discretion, to obtain such patents, copyrights, and other proprietary rights. If called upon to render such assistance pursuant to this Section 8.1.3 (Assistance), then Licensee shall be entitled to a fair and reasonable hourly or per diem fee, as appropriate, in addition to reimbursement of any reasonable expenses incurred at Plexxikon’s request; provided, however, that in the event of a dispute over the amount of payment due to Licensee under this Section 8.1.3 (Assistance), Licensee shall without delay provide all necessary assistance requested by Plexxikon, and shall submit any payment dispute regarding such assistance for later resolution pursuant to Section 13.6 Governing Law; Dispute Resolution; Jurisdiction).

8.2 Prosecution and Maintenance.

8.2.1 Initial Patent Applications. As between the Parties, Plexxikon shall have the right, but not the obligation, to control the drafting and filing of all initial Patent applications for Licensed Molecules in consultation with Licensee (“Initial Applications”) with counsel Plexxikon has engaged to undertake such drafting and filing as of the Effective and subject to mutual agreement with respect to any other counsel, at

Plexxikon’s sole cost and expense. Plexxikon will keep Licensee reasonably informed of all steps with regard to and the status of such preparation and filing of such Initial Applications, including by providing Licensee with (i) copies of all correspondence and material communications it sends to or receives from any patent office or agency in the Territory relating to such Initial Applications, (ii) a draft copy of all Initial Applications sufficiently in advance of filing to permit reasonable review and comment by Licensee and giving due consideration to such comments, and (iii) a copy of Initial Applications as filed, together with notice of its filing date and serial number. If Plexxikon elects not to file an Initial Application within forty-five (45) days of (a) receipt of any invention disclosure disclosing any Licensed Molecule or (b) Licensee’s request to file an Initial Application, Licensee shall have a right to proceed with and file such Initial Application. [***]. For clarity, all Initial Applications shall be subject to Licensee’s right to Prosecute and Maintain such Initial Application as a Prosecuted Patent in accordance with Section 8.2.2 (Ongoing Prosecution) after such Initial Application has been filed.

8.2.2 Ongoing Prosecution. Subject to Section 8.2.1 (Initial Patent Applications), Licensee shall have the first right, but not the obligation, for the Prosecution and Maintenance of the Licensed Patents (including divisional application, continuations, and continuations in part) and Patents that claim Joint IP (such Patents “Prosecuted Patents”) with counsel of Licensee’s choice at Licensee’s cost [***]. Plexxikon shall reasonably cooperate with Licensee in connection with the Prosecution and Maintenance of the Prosecuted Patents, including by providing access to relevant persons and executing documentation reasonably requested by Licensee. Licensee shall deliver to Plexxikon complete drafts of all submissions to patent authorities relating to the Prosecuted Patents, including, without limitation, patent applications and amendments; Plexxikon shall have the right to prior review and comment on all of the foregoing. Licensee will also provide to Plexxikon copies of all documents received from such patent authorities relating to the Prosecuted Patents If Licensee decides to allow a Prosecuted Patent to lapse or become abandoned without having first filed a substitute, then it shall notify Plexxikon of, and consult with Plexxikon with respect to, such decision or intention at least sixty (60) days prior to the date upon which such Patent shall lapse or become abandoned, and Plexxikon shall thereupon have the right (but not the obligation) to assume the Prosecution and Maintenance thereof at Plexxikon’s own cost and expense with counsel of its choice.

8.3 Enforcement.

8.3.1 Each Party shall promptly notify the other Party in writing if it becomes aware of (i) unauthorized use or misappropriation of any Licensed Know-How by a Third Party or (ii) any apparent, threatened or actual infringement or Patent challenge by a Third Party of any Licensed Patent in the Territory, including any declaratory judgment, opposition, post grant review, inter partes review, or similar action alleging the invalidity, unenforceability, unpatentability, or non-infringement with respect to such Licensed Patent, including under any regulatory filing based on Section 351(k) of the Public Health Service Act (42 U.S.C. § 262), or Article 10(4) of the Directive 2001/83/EC, or any other similar regulation promulgated by the FDA, EMA, MHLW, or by other applicable similar Governmental Authority or other actual or potential infringement or Patent challenge by a generic or biosimilar, or potential generic or biosimilar competitor anywhere in the Territory (collectively, “Competing Infringement”).

8.3.2 Licensee shall have the first right, but not the obligation, to bring and control any legal action or take such other actions alleging Competing Infringement as it deems appropriate (including responding to Third Party notice letters and controlling settlements) at its cost and expense with counsel of its choice with respect to any patent within the Licensed Patents or the Joint IP by a Third Party conducting the manufacture, use, marketing or sale of a product falling within the scope of the license granted to Licensee pursuant to Section 2.1. At the request and expense of Licensee, Plexxikon shall provide reasonable assistance in connection with Licensee’s legal or other actions in connection with any such Competing Infringement, including by executing reasonably appropriate documents, cooperating in discovery, and joining as a party to the action if requested by Licensee at Licensee’s cost. If, within ninety (90) days of receiving notice or becoming aware, as applicable, of such Competing Infringement, Licensee does not initiate proceedings or take other measures to address such

Competing Infringement, then Plexxikon shall have the right (but not the obligation) to assume the enforcement thereof at Plexxikon’s own cost and expense with counsel of its choice.

8.4 Defense.

8.4.1 Each Party shall promptly notify the other Party in writing after becoming aware of any claim alleging that the Development, Manufacture, or Commercialization of any Licensed Molecules or Licensed Product in the Territory infringes, misappropriates, or otherwise violates any Patents, KnowHow, or other intellectual property rights of any Third Party (“Third Party Infringement”). In any such instance, the Parties shall as soon as practicable thereafter discuss in good faith the best response to such notice of Third Party Infringement.

8.4.2 Licensee shall have the sole and exclusive right, but not the obligation, to defend, and take other actions (including to settle) with respect to, any such claim of Third Party Infringement with respect to Licensee’s activities, at Licensee’s sole discretion, cost and expense, and Plexxikon shall have the right to be represented in any such action by counsel of its own choice at Plexxikon’s sole cost and expense.

8.5 Recovery. Any recovery received as a result of any action under Section 8.3 (Enforcement) or Section 8.4 (Defense) shall be allocated in the following order: [***].

8.6 Trademarks. Licensee shall have the exclusive right, but not the obligation, to brand the Licensed Products using trademarks and trade names it determines appropriate in its sole discretion for the Licensed Products, which may vary within the Territory (the “Product Marks”). Licensee shall own all rights in the Product Marks and shall register and maintain the Product Marks to the extent it determines reasonably necessary.

8.7 Common Interest. All information exchanged between the Parties regarding the prosecution and maintenance, and enforcement and defense, of Patents under this Article 8 will be deemed Confidential Information of the disclosing Party. In addition, the Parties acknowledge and agree that, with regard to such prosecution and maintenance, and enforcement and defense, the interests of the Parties as collaborators and licensor and licensee are to obtain the strongest patent protection possible, and as such, are aligned and are legal in nature. The Parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning the Patents under this Article 8, including privilege under the common interest doctrine and similar or related doctrines. Notwithstanding anything to the contrary contained herein, to the extent a Party has a good faith belief that any information required to be disclosed by such Party to the other Party under this Article 8 is protected by attorney-client privilege or any other applicable legal privilege or immunity, such Party will not be required to disclose such information and the Parties will in good faith cooperate to agree upon a procedure (including entering into a specific common interest agreement, disclosing such information on a “for counsel eyes only” basis or similar procedure) under which such information may be disclosed without waiving or breaching such privilege or immunity.

ARTICLE 9

CONFIDENTIALITY

9.1 Nondisclosure. Each Party agrees that a Party (the “Receiving Party”) which receives the Confidential Information of the other Party (the “Disclosing Party”) pursuant to this Agreement shall: (a) maintain in confidence such Confidential Information using not less than the efforts that such Receiving Party uses to maintain in confidence its own proprietary information of similar kind and value, but in no event less than a reasonable degree of efforts; (b) not disclose such Confidential Information to any Third Party without first obtaining the prior written consent of the Disclosing Party, except for disclosures expressly permitted pursuant to this Article 9 (Confidentiality); and (c) not use such Confidential Information for any purpose except those permitted under this Agreement, including, in the case of Licensee, the exercise of the rights and licenses granted to Licensee hereunder. The obligations of confidentiality, non-disclosure, and non-use under this Section 9.1 (Nondisclosure) shall be in full force and effect from the Effective Date until five (5) years following the Term. The Receiving Party shall return all copies of, or destroy the Confidential Information of the Disclosing Party disclosed or transferred to it by the other Party pursuant to this Agreement, within thirty (30) days after the termination (but not the expiration) of this Agreement; provided, however, that subject to the other provisions of this Article 9 (Confidentiality), a Party may retain: (i) Confidential Information of the other Party to exercise rights and licenses which expressly survive such termination or expiration pursuant to this Agreement; (ii) one (1) copy of all other Confidential Information in archives solely for the purpose of establishing the contents thereof; and (iii) the Disclosing Party’s Confidential Information contained in the Receiving Party’s electronic back-up files that are created in the normal course of business pursuant to the Receiving Party’s standard protocol for preserving its electronic records.

9.2 Exceptions.

9.2.1 General. Section 9.1 (Nondisclosure) shall not apply with respect to any portion of the Confidential Information of the Disclosing Party to the extent that such Confidential Information:

(a) was known to the Receiving Party or any of its Affiliates without any obligation to keep it confidential or any restriction on its use, as evidenced by written records, prior to disclosure by the Disclosing Party;

(b) is subsequently disclosed to the Receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without any obligation to keep it confidential or any restriction on its use, provided that such Third Party is not and was not prohibited from disclosing such Confidential Information to the Receiving Party by a legal, fiduciary or contractual obligation owing to the Disclosing Party;

(c) is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the Receiving Party, without any breach by the Receiving Party of its obligations hereunder; or

(d) is independently developed by or for the Receiving Party or any of its Affiliates, as evidenced by written records, without reference to, use of or reliance upon the Disclosing Party’s Confidential Information.

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

9.3 Authorized Disclosure and Use.

9.3.1 Disclosure. Notwithstanding Section 9.1 (Nondisclosure), the Receiving Party may disclose Confidential Information belonging to the Disclosing Party without the prior consent of the Disclosing Party in the following instances:

(a) subject to Section 9.5 (Securities Filings; Disclosure under Applicable Law), to comply with Applicable Law (including the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) or any national securities exchange in any jurisdiction in the Territory) (collectively, the “Securities Regulators”) or with judicial process (including prosecution or defense of litigation), if, in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance or for such judicial process (including prosecution or defense of litigation);

(b) disclosure to governmental or other regulatory agencies in order to obtain Patents, to obtain or maintain approval to conduct Clinical Trials, or to market the Licensed Molecules or Licensed Products under this Agreement, in each case, in accordance with this Agreement; provided, that reasonable steps are taken to ensure confidential treatment of such Confidential Information to the extent available;

(c) disclosure to: (i) any of its officers, directors, employees, consultants, agents, or Affiliates; (ii) in the case of Licensee, any actual or potential collaborators, licensors, Sublicensees, licensees, or strategic partners; (iii) in the case of either Party, to such Party’s permitted subcontractors for the purpose of such subcontractors performing obligations of such Party under this Agreement; and (iv) in the case of either Party, to such Party’s actual or potential acquirers or prospective investment bankers, investors, lenders, or other financial partners; provided, that, prior to any such disclosure, each such disclosee is bound by reasonable and customary written obligations of confidentiality, non-disclosure, and non-use, including, in the case of disclosure to Third Parties, obligations that are consistent with the obligations set forth in this Article 9 (Confidentiality) and of duration customary in confidentiality agreements entered into for a similar purpose; provided, however, that, in each of the above situations described in this Section 9.3.1(c) (Disclosure), the Receiving Party shall remain responsible for any failure by any Person who receives Confidential Information from such Receiving Party pursuant to this Section 9.3.1(c) (Disclosure) to treat such Confidential Information as required under this Article 9 (Confidentiality); and

(d) disclosure to its advisors (including attorneys and accountants) in connection with activities under this Agreement; provided, that, prior to any such disclosure, each such disclosee is bound by written obligations of confidentiality, non-disclosure, and non-use consistent with the obligations set forth in this Article 9 (Confidentiality) (provided, however, that in the case of legal advisors, no written agreement shall be required), to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement; provided, however, that, in each of the above situations in this Section 9.3.1(e) (Disclosure), the Receiving Party shall remain responsible for any failure by any Person who receives Confidential Information from such Receiving Party pursuant to this Section 9.3.1(e) (Disclosure) to treat such Confidential Information as required under this Article 9 (Confidentiality).

9.3.2 Use. Each Party shall have the right to use the Confidential Information of the other Party to fulfill its obligations and exercise its rights under this Agreement, including with respect to Plexxikon the use of Confidential Information that is deemed to be Licensee’s to issue the press releases described in Section 9.6 (Public Releases; Publications; Public Statements).

9.3.3 Terms of Disclosure. If and whenever any Confidential Information is disclosed in accordance with this Section 9.3 (Disclosure), such disclosure shall not cause any such information to cease to be Confidential Information, except to the extent that such disclosure results in a public disclosure of such information other than by breach of this Agreement.

9.4 Terms of this Agreement. The Parties agree that this Agreement and the terms hereof shall be deemed to be Confidential Information of both Plexxikon and Licensee, and each Party agrees not to disclose this Agreement or any terms hereof without obtaining the prior written consent of the other Party; provided, that each Party may disclose this Agreement or any terms hereof in accordance with the provisions of Section 9.3 (Disclosure) or Section 9.5 (Securities Filings; Disclosure under Applicable Law), as applicable.

9.5 Securities Filings; Disclosure under Applicable Law. Each Party acknowledges and agrees that the other Party may submit this Agreement to, or file this Agreement with, the Securities Regulators or other Persons as may be required by Applicable Law, and if a Party submits this Agreement to, or files this Agreement with, any Securities Regulator or other Person as may be required by Applicable Law, such Party agrees to consult with the other Party with respect to the preparation and submission of a confidential treatment request for this Agreement. Notwithstanding the foregoing, if a Party is required by any Securities Regulator or other Person as may be required by Applicable Law to make a disclosure of the terms of this Agreement in a filing or other submission as required by such Securities Regulator or such other Person, and such Party has: (a) provided copies of the disclosure to the other Party reasonably in advance under the circumstances of such filing or other disclosure;

(b) promptly notified the other Party in writing of such requirement and any respective timing constraints; and (c) given the other Party reasonable time under the circumstances from the date of provision of a copy of such disclosure to comment upon and request confidential treatment for such disclosure, then such Party shall have the right to make such disclosure at the time and in the manner reasonably determined by its counsel to be required by the Securities Regulator or the other Person. Notwithstanding the foregoing, if a Party seeks to make a disclosure as required by a Securities Regulator or other Person as may be required by Applicable Law as set forth in this Section 9.5 (Security Filings, Disclosure under Applicable Law) and the other Party requests confidential treatment of, or additional redactions in, a submission in accordance with this Section 9.5 (Security Filings, Disclosure), the Party seeking to make such disclosure or its counsel, as the case may be, shall use good-faith efforts to effectuate such confidential treatment or additional redactions.

9.6 Press Releases. The Parties will issue a joint press release regarding the transactions contemplated hereby on such date, and in a form, mutually agreed to in writing by the Parties.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES; COVENANTS

10.1 Representations and Warranties of Each Party. Each Party hereby represents and warrants to the other Party, as of the Effective Date, that:

(a) such Party is duly organized, validly existing, and in good standing under the Applicable Law of the jurisdiction of its formation and has full requisite power and authority, corporate or otherwise, to enter into this Agreement and to carry out the provisions hereof;

(b) such Party has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(c) this Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid, and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforcement of the rights and remedies created hereby is subject to: (i) bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general application affecting the rights and remedies of creditors; or (ii) laws governing specific performance, injunctive relief, and other equitable remedies;

(d) the execution, delivery, and performance of this Agreement by such Party does not and will not breach, violate or conflict with such Party’s charter documents, bylaws or other organizational documents, any agreement or any provision thereof, or any instrument or understanding, oral or written, to which such Party (or any of its Affiliates) is a party or by which such Party (or any of its Affiliates) is bound, nor violate any Applicable Law of any Governmental Authority having jurisdiction over such Party (or any of its Affiliates);

(e) no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, under any Applicable Law currently in effect, is or shall be necessary for, or in connection with, the transaction contemplated by this Agreement, or for the performance by it of its obligations under this Agreement, except: as may be required to conduct Clinical Trials or to seek or obtain Regulatory Approvals or applicable Regulatory Materials;

(f) it has obtained all necessary authorizations, consents, and approvals of any Third Party that is required to be obtained by it for, or in connection with, the transactions contemplated by this Agreement, or for the performance by it of its obligations under this Agreement, except: (i) as may be required to seek or obtain Regulatory Approvals or applicable Regulatory Materials; (ii) as may be required for the assignment by Plexxikon of the Assigned Agreements; and

(g) it has not been debarred or is subject to debarment and it will not use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the FFDCA or who is the subject of a conviction described in such section. It will inform the other Party in writing promptly if it or any such Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306 or if any action, suit, claim, investigation or legal or administrative proceeding is pending, relating to the debarment or conviction of it or any such Person performing services hereunder.

10.2 Representations and Warranties of Plexxikon. Plexxikon hereby represents and warrants to Licensee, as of the Effective Date, that:

10.2.1 All the Licensed Patents in existence as of the Effective Date in the Territory are listed in Exhibit C (Licensed Patents) and all Licensed Patents included therein are (i) being diligently prosecuted in the respective patent offices in the Territory in accordance with Applicable Law, and (ii) have been filed and maintained properly and correctly and all applicable fees have been or will be paid on or before the final due date for such payments;

10.2.2 Plexxikon is the sole and exclusive owner of the Licensed IP licensed by Plexxikon to Licensee under this Agreement, free and clear of the rights of any encumbrance, lien, or claim of ownership by any Third Party;

10.2.3 to Plexxikon’s knowledge, as of the Effective Date, the use, manufacture or sale of Licensed Molecules or Licensed Products in the Territory does not infringe any valid enforceable claim of an issued Patent of any Third Party;

10.2.4 no Affiliate of Plexxikon Controls any Patents, Know-How or other intellectual property rights that relate to, or are necessary for, the use, Development, Manufacture, or Commercialization of the Licensed Molecules and Licensed Product;

10.2.5 except as set forth on Exhibit E (Exceptions to Representations and Warranties of Plexxikon), neither Plexxikon, nor any of its Affiliates, have previously assigned, transferred, conveyed or otherwise encumbered, and shall not assign, transfer, convey or other encumber during the Term, its right, title or interest in or to the Licensed IP in each case in a manner that would conflict with Licensee’s or its Affiliates, subcontractors or Sublicensees exercise of the license granted hereunder to research, Develop, Manufacture or Commercialize Licensed Products or from otherwise exploiting its rights and licenses granted or assigned by Plexxikon hereunder;

10.2.6 except as set forth on Exhibit E (Exceptions to Representations and Warranties of Plexxikon), Plexxikon has the right to grant the license and rights herein to Licensee, including with respect to the Regulatory Materials and has not entered into any agreement that conflicts with the license and rights granted herein to Licensee;

10.2.7 there are no claims, actions, demands, suits, proceedings, arbitrations, grievances, citations, summonses, subpoenas, inquiries, investigations, judgments or settlements against or owed by Plexxikon relating to the Licensed Molecules, or to the Licensed Patents or Licensed Know-How in the Territory for which Plexxikon has received written notice, including notice of any claims or demands alleging that (a) the Licensed Patents are invalid or unenforceable (b) the Licensed Patents or Licensed Know-How violates, infringes, or misappropriates any intellectual property right of any Third Party, and (c) that the Development, Manufacture, Commercialization, use, or sale of Licensed Molecules or Licensed Products violates, infringes, or misappropriates any intellectual property right of any Third Party;

10.2.8 to Plexxikon’s knowledge, no person is infringing or threatening to infringe or misappropriate or threatening to misappropriate the Licensed Patents or Licensed Know-How; and

10.2.9 The inventions claimed by the Licensed Patents listed in Exhibit C (Licensed Patents) (a) were not conceived, discovered, developed, or otherwise made in connection with any research activities funded, in whole or in part, by the federal government of the United States or any agency thereof, (b) are not a “subject invention” as that term is described in 35 U.S.C. Section 201(f), and (c) are not otherwise subject to the provisions of the Bayh-Dole Act.

10.3 Mutual Covenant. Each Party hereby covenants to the other Party that such Party, and its Affiliates to the extent performing such Party’s obligations hereunder, shall perform its activities pursuant to this Agreement in compliance (and shall ensure compliance by any of its subcontractors) with all Applicable Law.

10.4 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESSED OR IMPLIED (AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES NOT EXPRESSLY PROVIDED IN THIS AGREEMENT), INCLUDING WITH RESPECT TO ANY PATENTS OR KNOW-HOW, INCLUDING WARRANTIES OF VALIDITY OR ENFORCEABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, PERFORMANCE, AND NON-INFRINGEMENT OF ANY THIRD PARTY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHT. NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT IT WILL BE ABLE TO SUCCESSFULLY DEVELOP, MANUFACTURE, OR COMMERCIALIZE ANY LICENSED MOLECULES OR LICENSED PRODUCT OR, IF COMMERCIALIZED, THAT ANY PARTICULAR SALES LEVEL OF SUCH LICENSED PRODUCT WILL BE ACHIEVED.

ARTICLE 11

INDEMNIFICATION; INSURANCE; LIMITATION OF LIABILITY

11.1 Indemnification by Licensee. Licensee shall indemnify, defend, and hold harmless Plexxikon, its Affiliates, and its and their respective directors, officers, employees, agents, successors, and assigns (collectively, the “Plexxikon Indemnitees”) from and against any and all Damages to the extent arising out of or relating to, directly or indirectly, any Third Party Claim based upon:

[***]

provided, however, that, in each case [***], such indemnity shall not apply to the extent Plexxikon has an indemnification obligation pursuant to Section 11.2 (Indemnification by Plexxikon) for such Damages.

11.2 Indemnification by Plexxikon. Plexxikon shall indemnify and hold harmless Licensee, its Affiliates, and its and their respective directors, officers, employees, agents, successors, and assigns (collectively, the “Licensee Indemnitees”), from and against any and all Damages to the extent arising out of or relating to, directly or indirectly, any Third Party Claim based upon:

[***]

provided, however, that, in each case [***], such indemnity shall not apply to the extent Licensee has an indemnification obligation pursuant to Section 11.1 (Indemnification by Licensee) for such Damages.

11.3 Procedure.

11.3.1 If a Party is seeking indemnification under Section 11.1 (Indemnification by Licensee) or Section 11.2 (Indemnification by Plexxikon), as applicable (the “Indemnitee”), it shall inform the other Party (the “Indemnitor”) of the claim giving rise to the obligation to indemnify pursuant to Section 11.1

(Indemnification by Licensee) or Section 11.2 (Indemnification by Plexxikon), as applicable, as soon as reasonably practicable after receiving notice of or otherwise becoming aware of the claim (an “Indemnification Claim Notice”); provided, that any delay or failure to provide such notice shall not constitute a waiver or release of, or otherwise limit, the Indemnitee’s rights to indemnification under Section 11.1 (Indemnification by Licensee) or Section 11.2 (Indemnification by Plexxikon), as applicable, except to the extent that such delay or failure prejudices the Indemnitor’s ability to defend against the relevant claims or results in increased Damages to the Indemnitor.

11.3.2 The Indemnitor shall have the right, upon written notice given to the Indemnitee within thirty (30) days after receipt of the Indemnification Claim Notice (and, where the Indemnitor is Plexxikon, subject to receipt of Licensee’s prior written consent), to assume the defense of any such claim for which the Indemnitee is seeking indemnification pursuant to Section 11.1 (Indemnification by Licensee) or Section 11.2 (Indemnification by Plexxikon), as applicable. The Indemnitee shall cooperate with the Indemnitor and the Indemnitor’s insurer as the Indemnitor may reasonably request, and at the Indemnitor’s cost and expense. The Indemnitee shall have the right to participate, at its own expense, and with counsel of its choice, in the defense of any claim or suit that has been assumed by the Indemnitor.

11.3.3 The Indemnitor shall not settle any claim to which it is subject pursuant to Section 11.1 (Indemnification by Licensee) or Section 11.2 (Indemnification by Plexxikon), as applicable, without first obtaining the prior written consent of the Indemnitee, not to be unreasonably withheld, conditioned, or delayed; provided, however, that the Indemnitor shall not be required to obtain such consent if the settlement: (a) involves only the payment of money and shall not result in the Indemnitee (or other Plexxikon Indemnitees or Licensee Indemnitees, as applicable) becoming subject to injunctive or other similar type of relief; (b) does not require an admission by the Indemnitee (or other Plexxikon Indemnitees or Licensee Indemnitees, as applicable); and (c) does not adversely affect the rights or licenses granted to the Indemnitee (or its Affiliate) under this Agreement. The Indemnitee shall not settle or compromise any such claim without first obtaining the prior written consent of the Indemnitor.

11.3.4 If the Parties cannot agree as to the application of Section 11.1 (Indemnification by Licensee) or Section 11.2 (Indemnification by Plexxikon), as applicable, to any claim, pending the resolution of the dispute pursuant to Section 13.6 (Governing Law; Dispute Resolution; Jurisdiction), the Parties may conduct separate defenses of such claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 11.1 (Indemnification by Licensee) or Section 11.2 (Indemnification by Plexxikon), as applicable, upon resolution of the underlying claim. In each case, the Indemnitee shall reasonably cooperate with the Indemnitor and shall make available to the Indemnitor all pertinent information under the control of the Indemnitee, which information shall be subject to Article 9 (Confidentiality).

11.4 Insurance. During the Term and for a period of three (3) years thereafter, each Party shall maintain, at its cost, a program of insurance against liability and other risks associated with its activities and obligations under this Agreement (including with respect to its Clinical Trials), and its indemnification obligations hereunder, in such amounts, subject to such deductibles and on such terms as are customary for such Party for the activities to be conducted by it under this Agreement. Such insurance shall not be construed to create a limit on either Party’s liability with respect to its indemnification obligations under this Article 11 (Indemnification; Insurance), or otherwise.

11.5 LIMITATION OF LIABILITY. NEITHER PLEXXIKON NOR LICENSEE, NOR ANY OF THEIR RESPECTIVE AFFILIATES, WILL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES UNDER OR IN CONNECTION WITH THIS AGREEMENT FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES (INCLUDING LOST PROFITS OR LOST REVENUES), WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY, CONTRIBUTION, OR OTHERWISE, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS

BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11.5 (LIMITATION OF LIABILITY) IS INTENDED TO OR SHALL LIMIT OR RESTRICT: (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTIONS 11.1 (INDEMNIFICATION BY LICENSEE) OR 11.2 (INDEMNIFICATION BY PLEXXIKON), AS APPLICABLE, IN CONNECTION WITH ANY THIRD PARTY CLAIMS; OR (B) DAMAGES AVAILABLE FOR A PARTY’S GROSS NEGLIGENCE, INTENTIONAL MISCONDUCT, FRAUD, OR BREACH OF Article 9 (CONFIDENTIALITY).

ARTICLE 12

TERM AND TERMINATION

12.1 Term; Expiration.

12.1.1 Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated in accordance with this Article 12 (Term and Termination), shall expire on a country-by-country and Licensed Product-by-Licensed Product basis upon the expiration of the Royalty Term under this Agreement with respect to such Licensed Product in such country (the “Term”).

12.1.2 Effect of Expiration. Upon the expiration of the Term in a given country and for a given Licensed Product pursuant to Section 12.1.1 (Term), the licenses set forth in Section 2.1 (License to Licensee) with respect to such Licensed Product in such country shall become fully paid-up, perpetual, irrevocable and royalty-free.

12.2 Termination for Material Breach. This Agreement may be terminated in its entirety by a Party for the material breach by the other Party of this Agreement; provided, that the breaching Party has not cured such breach within [***] for failure to make any payments due to the other Party hereunder, and, for all other breaches, [***], in each case, after the date of written notice to the breaching Party of such breach (the “Cure Period”), which notice shall describe such breach in reasonable detail and shall state the non-breaching Party’s intention to terminate this Agreement. Any such termination of this Agreement under this Section 12.2 (Material Breach) shall become effective at the end of the Cure Period, unless the breaching Party has cured such breach prior to the expiration of such Cure Period. Notwithstanding the foregoing, (i) if such material breach, by its nature, is curable, but is not reasonably curable within the applicable Cure Period, then such Cure Period will be extended if the breaching Party provides a written plan for curing such breach to the non-breaching Party and uses Commercially Reasonable Efforts to cure such breach in accordance with such written plan; provided, however, that no such extension will exceed [***] without the written consent of the non-breaching Party; and (ii) if the breaching Party disputes (a) whether it has materially breached this Agreement, (b) whether such material breach is reasonably curable within the applicable cure period, or (c) whether it has cured such material breach within the applicable cure period, the dispute will be resolved pursuant to Section 13.6, and this Agreement may not be terminated during the pendency of such dispute resolution procedure.

12.3 Termination at Will. Licensee may terminate this Agreement, at will, in its sole discretion, in its entirety at any time upon [***] prior written notice to Plexxikon.

12.4 Termination for Bankruptcy.

12.4.1 If either Party makes a general assignment for the benefit of, or an arrangement or composition generally with, its creditors, appoints or suffers appointment of an examiner or of a receiver, custodian, liquidator, trustee or similar person over all or substantially all of its property, passes a resolution for its winding up, liquidation, dissolution, or reorganization or similar process, or files a petition or commences a proceeding under any bankruptcy or insolvency act or law or has any such petition filed, or proceeding commenced, against it which is not dismissed, discharged, bonded or stayed within [***] after the filing thereof and seeks to reject or disaffirm this Agreement, (each, a “Rejection Event”), the other Party may treat this Agreement as terminated by such rejection, effective immediately upon written notice to such Party.

12.4.2 For purposes of Section 365(n) of the U.S. Bankruptcy Code (the “Code”) and any similar laws in any country other than the U.S., all rights and licenses granted under or pursuant to any Section of this Agreement are rights to “intellectual property” (as defined in Section 101(35A) of the Code). The Parties agree that the licensee of such rights under this Agreement will retain and may fully exercise all of its protections, rights, and elections under the Code and any similar laws in any country other than the U.S. Each Party hereby acknowledges that: (a) copies of research data; (b) laboratory samples; (c) product samples and inventory; (d) formulas; (e) laboratory notes and notebooks; (f) data and results related to Clinical Trials; (g) regulatory filings and Regulatory Approvals; (h) rights of reference in respect of regulatory filings and Regulatory Approvals; (i) pre-clinical research data and results; (j) tangible KnowHow; and (k) marketing, advertising, and promotional materials, in each case ((a) through (k)), that relate to such intellectual property, constitute “embodiments” of such intellectual property pursuant to Section 365(n) of the Code, and that the licensee will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in its possession, will be promptly delivered to it upon its written request therefor and election under Section 365(n)(1)(B) of the Code to retain the licenses granted by Plexxikon to Licensee hereunder in the event of Plexxikon’s rejection of this Agreement, unless Plexxikon elects to continue to perform all of its obligations under this Agreement. The provisions of this Section 12.4.2 (Termination for Bankruptcy) are without prejudice to any rights the non-subject Party may have arising under the Code, laws of other jurisdictions governing insolvency and bankruptcy, or other Applicable Law. The Parties agree that they intend the following rights to extend to the maximum extent permitted by Applicable Law, including for purposes of the Code and any similar laws in any country other than the U.S.: (x) the right of access to any intellectual property (including all embodiments thereof) of Plexxikon, or any Third Party with whom Plexxikon contracts in accordance with this Agreement to perform an obligation of Plexxikon under this Agreement which is necessary or useful for the Development, Manufacture, or Commercialization of any Licensed Molecule or Licensed Product; (y) the right to contract directly with any Third Party described in (x) to complete the contracted work; and (z) the right to cure any Default under any such agreement with a Third Party and set off the costs thereof against amounts payable to such Plexxikon under this Agreement.

12.5 General Effects of Termination.

12.5.1 Return of Confidential Information. No later than thirty (30) days after the effective date of such termination, each Party shall either destroy or return or cause to be returned to the other Party all Confidential Information in tangible form received from such other Party and all copies thereof and all materials substances or compositions delivered or provided by the other Party as instructed by the other Party; provided, however, that (a) Licensee may retain any such Confidential Information or materials as reasonably necessary for Licensee’s continued practice under any license under this Agreement that remains effective after such termination, (b) each Party may keep one copy of Confidential Information received from the other Party in its confidential files for record purposes and any Confidential Information contained in such Party’s electronic back-up files that are created in the normal course of business pursuant to such Party ’s standard protocol for preserving its electronic records.

12.6 Sale of Existing Inventory. For a period of [***] the effectiveness of termination, Licensee may sell then-existing inventory of Licensed Products owned by Licensee or any of its Affiliates as of the effective date of such termination, provided that (a)Licensee pays to Plexxikon royalties owing thereon pursuant to Section 7.3.1 (Royalty Rates) hereof, and (b) Licensee has been granted all Regulatory Approvals necessary to sell such Licensed Products prior to the effective date of any such termination.

12.7 Specific Effects of Termination.

12.7.1 Termination by Licensee for Convenience or by Plexxikon for Material Breach or Bankruptcy. Upon termination of this Agreement: (a) by Licensee, in accordance with Section 12.3 (Termination at Will); or (b) by Plexxikon, in accordance with Section 12.2 (Material Breach) or Section 12.4 (Termination for Bankruptcy):

(a) The license granted by Plexxikon to Licensee pursuant to Section 2.1 (License to Licensee) shall terminate.

(b) Upon Plexxikon’s written instruction, Licensee shall promptly transfer and assign to Plexxikon all of Licensee’s rights, title and interests in and to Product Marks (but not any house marks of Licensee or any of its Affiliates) owned by Licensee and used solely in connection with the Commercialization of the Licensed Product(s).

(c) Upon Plexxikon’s written instruction, Licensee shall as soon as reasonably practicable transfer and assign (to the extent permitted) to Plexxikon all Regulatory Materials and other documented technical and other information or materials Controlled by Licensee, in each case, to the extent solely related to the Licensed Product(s) and necessary for Developing, Manufacturing, or Commercializing such Licensed Product(s) in the Territory.

(d) Any and all sublicense agreements entered into by Licensee or any of its Affiliates with a Sublicensee pursuant to this Agreement shall survive such termination of this Agreement, remain in full force and effect and automatically be assigned to Plexxikon, with Plexxikon as each such Sublicensee’s direct licensor, except to the extent that any such Sublicensee is in material breach of this Agreement or such sublicense, provided that if such Sublicensee is in material breach of its applicable sublicense agreement, it shall have the right to cure such material breach as set forth in such sublicense agreement, and its sublicense rights will continue to survive during the applicable cure period.

(e) Each Party shall have the right to use the other Party’s Confidential Information solely to the extent necessary to exercise any surviving rights and fulfill any surviving obligations under this Agreement.

(f) [***]

12.8 Surviving Provisions.

12.8.1 Accrued Rights; Remedies. The expiration or termination of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such expiration or termination, and any and all damages or remedies (whether at law or in equity) arising from any breach hereunder, each of which shall survive expiration or termination of this Agreement. Such expiration or termination shall not relieve any Party from obligations which are expressly indicated to survive expiration or termination of this Agreement. Except as otherwise expressly set forth in this Agreement, the termination provisions of this Article 12 (Term and Termination) are in addition to any other relief and remedies available to either Party under this Agreement, at law or in equity.

12.8.2 Survival. Without limiting the provisions of Section 12.8.1 (Accrued Rights; Remedies), the rights and obligations of the Parties set forth in the following Sections and Articles of this Agreement shall survive the expiration or termination of this Agreement, in addition to those other terms and conditions that are expressly stated to survive termination or expiration of this Agreement: Article 1 (Definitions) (to the extent necessary to give effect to the other surviving provisions), Section 2.5 (No Implied Licenses), Section 3.1.5 (with respect to Plexxikon’s Indemnification Obligation), Section 7.5 (Payment Terms) (solely with respect to payment obligations accruing prior to the effective date of expiration or termination), Section 7.6 (Records; Audit Rights),

Section 8.1.1 (Derivative Molecule IP), Section 8.1.2 (Other Inventions), Article 9 (Confidentiality) (for the time period set forth therein), Section 10.4 (Disclaimer), Article 11 (Indemnification; Insurance; Limitation of Liability), Section 12.5 (General Effects of Termination), Section 12.6 (Sale of Existing Inventory), Section 12.7 (Specific Effects of Termination), Section 12.8 (Surviving Provisions), Article 13 (Miscellaneous).

ARTICLE 13

MISCELLANEOUS

13.1 Severability. If one (1) or more of the terms or provisions of this Agreement is held by a court of competent jurisdiction to be void, invalid, or unenforceable in any situation in any jurisdiction, such holding shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the void, invalid or unenforceable term or provision in any other situation or in any other jurisdiction, and such term or provision shall be considered severed from this Agreement solely for such situation and solely in such jurisdiction, unless the void, invalid, or unenforceable term or provision is of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the void, invalid, or unenforceable term or provision. If the final judgment of such court declares that any term or provision hereof is void, invalid, or unenforceable, the Parties agree to: (a) reduce the scope, duration, area, or applicability of the term or provision or to delete specific words or phrases to the minimum extent necessary to cause such term or provision as so reduced or amended to be enforceable; and (b) make a good-faith effort to replace any void, invalid, or unenforceable term or provision with a valid and enforceable term or provision such that the objectives contemplated by the Parties when entering this Agreement may be realized.

13.2 Notices. Any notice required or permitted to be given by this Agreement shall be in writing and in English and shall be: (a) delivered by hand or by overnight courier with tracking capabilities; or (b) mailed postage prepaid by first class, registered, or certified mail, in each case, addressed as set forth below unless changed by notice so given:

[***]

Any such notice shall be deemed given on the date received, except any notice received after 5:30 p.m. (in the time zone of the receiving Party) on a Business Day or received on a non-Business Day shall be deemed to have been received on the next Business Day. A Party may add, delete, or change the person or address to which notices should be sent at any time upon written notice delivered to the other Parties in accordance with this Section 13.2 (Notices).

13.3 Force Majeure. A Party shall not be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to a cause beyond the reasonable control of such Party, including acts of God, fires, earthquakes, pandemics, acts of war, terrorism, or civil unrest, or hurricane or other inclement weather; provided, that the affected Party: (a) promptly notifies the other Party; and (b) shall use its Commercially Reasonable Efforts to avoid or remove such causes of non-performance and to mitigate the effect of such occurrence, and shall continue performance in accordance with the terms of this Agreement whenever such causes are removed. When such circumstances arise, the Parties shall negotiate in good faith any modifications of the terms of this Agreement that may be necessary or appropriate in order to arrive at an equitable solution.

13.4 Assignment.

13.4.1 General Restriction of Assignment. Except as expressly permitted herein, this Agreement may not be assigned or transferred by any Party, nor may any Party assign or transfer any rights or obligations created by this Agreement, except as expressly permitted hereunder without first obtaining the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed.

13.4.2 Assignment by Licensee. Notwithstanding the limitations in Section 13.4.1 (General Restriction of Assignment), and subject to Section 7.5.3 (Taxes; Withholding) and the remaining provisions of this Section 13.4.2 (Assignment by Licensee), Licensee may assign or transfer this Agreement, or any rights or obligations hereunder in whole or in part, to (a) one (1) or more of its Affiliates (provided, that Licensee shall remain fully and unconditionally liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate); or (b) to its successor in interest in connection with its merger, consolidation, or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement.

13.4.3 Assignment by Plexxikon; Change of Control. Notwithstanding the limitations in Section 13.4.1 (General Restriction of Assignment), and subject to Section 7.5.3 (Taxes; Withholding) and the remaining provisions of this Section 13.4.3 (Assignment by Plexxikon), Plexxikon may assign or transfer this Agreement, or any rights or obligations hereunder in whole or in part, to: (a) one (1) or more of its Affiliates (provided, that Plexxikon shall remain fully and unconditionally liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate); or (b) its successor in interest in connection with its merger, consolidation, or sale of all or substantially all of its assets. [***]

13.4.4 All Other Assignments Null and Void. The terms of this Agreement shall be binding upon and shall inure to the benefit of the successors, heirs, administrators and permitted assigns of the applicable Party. Any purported assignment in violation of this Section 13.4 (Assignment) shall be null and void ab initio.

13.5 Waivers and Modifications. The failure of any Party to insist on the performance of any obligation hereunder shall not be deemed to be a waiver of such obligation. Waiver of any breach of any provision hereof shall not be deemed to be a waiver of any other breach of such provision or any other provision on such occasion or any succeeding occasion. No waiver, modification, release, or amendment of any obligation under or provision of this Agreement shall be valid or effective unless in writing and signed by the Parties.

13.6 Governing Law; Dispute Resolution; Jurisdiction.

13.6.1 Governing Law. This Agreement shall be governed by, enforced, and construed in accordance with the laws of the State of New York without reference to any rules of conflict of laws and excluding the United Nations Convention on Contracts for the International Sales of Goods.

13.6.2 Dispute Resolution. The Parties agree that the procedures set forth in Section 13.6.3 (Jurisdiction) shall be the exclusive mechanism for resolving any dispute (whether in contract, tort or otherwise), controversy, or claim between the Parties arising out of or in connection with this Agreement, any Party’s rights or obligations under this Agreement, breach of this Agreement, or the transactions contemplated by this Agreement (each, a “Dispute”).

13.6.3 Jurisdiction.

(a) Except as otherwise set forth in this Section 13.6.3 (Jurisdiction), the sole jurisdiction and venue for all actions, suits, and proceedings arising out of any Dispute shall be the state and federal courts located in New York City, New York, U.S. Each Party hereby irrevocably and unconditionally: (i) consents to submit to the exclusive jurisdiction of the federal (and, if unavailable, state) courts located in New York City, New York, U.S. for any action, suit or proceeding arising out of such Dispute; and (ii) waives any objection to the laying of venue of any action, suit, or proceeding arising out of such Dispute in the federal (and, if unavailable, state) courts of New York City, New York, U.S. and agrees not to plead or claim in any such court that any such action, suit, or proceeding brought in any such court has been brought in an inconvenient forum. Each of the Parties agrees that process may be served upon it in the manner specified in Section 13.2 (Notices) and irrevocably waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction, or to such manner of service of process. It shall be a condition precedent to the commencement of any action, suit, or proceeding in court or other tribunal (except for an action, suit, or proceeding for an interim injunction or provisional relief) with respect to any Dispute relating to this Agreement that the Parties have sought to resolve the Dispute by either Party notifying the other Party in writing for resolution to the Executive Officers who shall meet (whether in person or via teleconference) within fifteen (15) Business Days of such notice to seek resolution in good faith. If the Executive Officers are unable to resolve the Dispute at such meeting, either Party may pursue any remedy available to such Party at law or in equity, subject to the terms and conditions of this Agreement, including this Section 13.6.3 (Jurisdiction).

(b) Notwithstanding the provisions of Section 13.6.3(a) (Jurisdiction), either Party may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any equitable relief, including any injunctive or provisional relief and specific performance to protect the rights or property of that Party. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or in equity. In addition, notwithstanding the provisions of Section 13.6.3(a) (Jurisdiction), either Party may bring an action in any court having jurisdiction to enforce an award rendered pursuant to Section 13.6.3(a) (Jurisdiction).

(c) Until final resolution of the Dispute through judicial determination: (i) this Agreement shall remain in full force and effect; and (ii) the time periods for cure as to any termination shall be tolled. The Parties further agree that any payments made pursuant to this Agreement pending resolution of the Dispute shall be refunded if a court determines that such payments are not due.

13.7 Relationship of the Parties. Plexxikon and Licensee are independent contractors under this Agreement. Nothing contained herein is intended or is to be construed so as to constitute either Party as a partner, agent, or joint venture of the other Party. No Party will incur any debts or make any commitments for the other Party, except to the extent, if at all, specifically provided therein. Neither Plexxikon nor Licensee, respectively, shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of Plexxikon and Licensee, respectively, or to bind Plexxikon and Licensee, respectively, to any contract, agreement, or undertaking with any Third Party.

13.8 Fees and Expenses. Except as otherwise specified in this Agreement, each Party shall bear its own costs and expenses (including investment banking and legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

13.9 Third Party Beneficiaries. There are no express or implied Third Party beneficiaries hereunder. The provisions of this Agreement are for the exclusive benefit of the Parties, and no other Person or entity shall have any right or claim against any Party by reason of these provisions or be entitled to enforce any of these provisions against any Party, except for the indemnification rights of the Plexxikon Indemnitees pursuant to Sections 11.1 (Indemnification by Licensee) and 11.3 (Procedure) and the Licensee Indemnitees pursuant to Sections 11.2 (Indemnification by Plexxikon) and 11.3 (Procedure).

13.10 Entire Agreement. This Agreement (together with the attached Exhibits and Schedules) contain the entire agreement by the Parties with respect to the subject matter hereof and supersede any prior express or implied agreements, understandings, and representations, either oral or written, which may have related to the subject matter hereof in any way, including any and all term sheets relating to the transactions contemplated by this Agreement and exchanged between the Parties prior to the Effective Date. In the event of any conflict, this Agreement shall prevail.

13.11 Counterparts. This Agreement may be executed in counterparts with the same effect as if both Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together, and shall constitute one (1) and the same instrument. Any such counterpart, to the extent delivered by means of facsimile by pdf, .tif, .gif, .jpeg, or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manners and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

13.12 Equitable Relief; Cumulative Remedies. Notwithstanding anything to the contrary herein, the Parties shall be entitled to seek equitable relief, including injunction and specific performance as a remedy for any breach of this Agreement. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or in equity. The Parties further agree not to raise as a defense or objection to the request or granting of such relief that any breach of this Agreement is or would be compensable by an award of money damages. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under Applicable Law.

13.13 Interpretation.

13.13.1 Generally. This Agreement has been diligently reviewed by and negotiated by and between the Parties, and in such negotiations each of the Parties have been represented by competent (in-house or external) counsel, and the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties and their counsel. Accordingly, in interpreting this Agreement or any provision hereof, no presumption shall apply against any Party as being responsible for the wording or drafting of this Agreement or any such provision, and ambiguities, if any, in this Agreement and shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

13.13.2 Definitions; Interpretation.

(a) The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined and, where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms.

(c) The word “will” shall be construed to have the same meaning and effect as the word “shall.” (d) The words “including,” “includes,” “include,” “for example,” and “e.g.,” and words of similar import, shall be deemed to be followed by the words “without limitation.” (e) The word “or” shall be interpreted to mean “and/or,” unless the context requires otherwise.

(f) The words “hereof,” “herein,” and “herewith,” and words of similar import, shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(g) Unless the context requires otherwise or otherwise specifically provided: (i) all references herein to Articles, Sections, Schedules, or Exhibits shall be construed to refer to Articles, Sections, Schedules, and Exhibits of this Agreement; and (ii) reference in any Section to any subclauses are references to such subclauses of such Section.

13.13.3 Subsequent Events. Unless the context requires otherwise: (a) any definition of or reference to any agreement, instrument, or other document herein shall be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements, or modifications set forth herein); (b) any reference to any

Applicable Law herein shall be construed as referring to such Applicable Law as from time to time enacted, repealed, or amended; and (c) subject to Section 13.4 (Assignment), any reference herein to any Person shall be construed to include the Person’s successors and assigns.

13.13.4 Headings. Headings, captions, and the table of contents are for convenience only and shall not be used in the interpretation or construction of this Agreement.

13.13.5 Independent Significance. Although the same or similar subject matter may be addressed in different provisions of this Agreement, the Parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance, and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance, or content).

13.14 Further Assurances. Each Party shall execute, acknowledge, and deliver such further instruments, and do all such other ministerial, administrative, or similar acts, as may be reasonably necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.

13.15 Extension to Affiliates. Subject to Sections 2.3 (Sublicensing), 7.5.3(b) (Taxes; Withholding) and 13.4 (Assignment), Licensee shall have the right to extend the rights, licenses, immunities, and obligations granted in this Agreement to one (1) or more of its Affiliates. All applicable terms and provisions of this Agreement shall apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to Licensee.

[Signature Page Follows]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have caused this LICENSE AGREEMENT to be executed by their respective duly authorized officers as of the Effective Date.

Plexxikon Inc.		KIQ LLC

By:	/s/ Gideon Bollag	By:	/s/ Peter Harwin

Name:	Gideon Bollag	Name:	Peter Harwin

Title:	CEO	Title:	Managing Member

[Signature Page to License Agreement]

Exhibit A

Plexxikon Molecules

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Exhibit B

Licensed Know-How; Materials Supplied

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Exhibit C

Licensed Patents

[***]

Exhibit D

Development Plan

[***]

Exhibit E

Exceptions to Representations and Warranties of Plexxikon

[***]

Schedule 1.89

Plexxikon Development and Manufacturing Agreements

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Schedule 1.117

Transition Plan

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